COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

Exhibit 10.21

AGREEMENT FOR THE PROVISION OF SERVICES

THIS AGREEMENT (the “Agreement”), is made and entered into as of the 13th day of August, 2010 with an effective date of September 18, 2010 (the “Effective Date”), by and between CompCare de Puerto Rico, Inc., a Puerto Rico corporation, with a San Juan, Puerto Rico address to be provided on or before the date indicated above (“CompCare”), and MMM Healthcare, Inc. and its corporate affiliate, PMC Medicare Choice, Inc., Puerto Rico corporations, with an address at 350 Avenida Chardon, Suite 500, Torre Chardon, San Juan, Puerto Rico (each, a “Health Plan” or collectively, the “Health Plans”).

WHEREAS, Health Plans are licensed by the Office of the Insurance Commissioner as a Health Services Organization under the laws of the Commonwealth of Puerto Rico, and each respectively has entered into a Medicare Advantage Contract with the Centers for Medicare & Medicaid Services (CMS) to provide, arrange for, and/or administer the provision of prepaid health care services;

WHEREAS, Health Plans are seeking to contract with a third-party to provide and/or arrange for the provision of mental health, substance abuse and certain pharmacy-related services on a capitated basis, to individuals covered by Benefit Plans (as defined below) sponsored or issued by Health Plans, and as otherwise described in this Agreement;

WHEREAS, certain Health Plan obligations will be administered by MSO (as defined below);

WHEREAS, CompCare is in the business of providing and/or arranging such services;

WHEREAS, Health Plans desire to contract with CompCare to provide and arrange for such services for the individuals covered by the Benefit Plans sponsored or issued by Health Plans, upon the terms and conditions set forth below;

WHEREAS, CompCare desires to provide and/or arrange for such services for the individuals covered by the Benefit Plans sponsored or issued by Health Plans, upon the terms and conditions set forth below and in accordance with the Medicare Program Requirements and other Applicable Law; and

WHEREAS, Health Plans and CompCare desire to set forth herein the definitive terms and conditions upon which CompCare shall provide and /or arrange for the services described above.

Section 1

Definitions

For purposes of this Agreement and any attachment, Exhibit or schedule attached hereto, the following terms shall have the meanings set forth below. The insurance and managed care terms defined below are consistent with definitions included in each applicable Member Agreement. In the event that any of the following defined terms are inconsistent with any federal and/or Commonwealth of Puerto Rico law or regulation which requires conformity of such terms, then the term as used herein shall automatically be deemed to be defined consistently with the applicable law and/or regulation.

Accreditation Agency means any nationally recognized, non-governmental accreditation agency generally recognized in the managed care industry, including without limitation the National Committee for Quality Assurance (“NCQA”) and the Utilization Review Accreditation Commission (“URAC”), which monitors, audits, accredits or performs other similar functions with respect to health maintenance organizations and other managed care organizations.

Agreement means this Agreement for the Provision of Services, and all exhibits hereto.

Applicable Law means such federal, state, and Commonwealth of Puerto Rico laws, rules and administrative regulations and guidance, including manuals, guidelines, operational policy letters, court decisions and written directions to Health Plans, that are adopted and/or published or sent to Health Plans by CMS, the Puerto Rico Office of the Insurance Commissioner, or any other governmental body with authority over Health Plans. Applicable Law includes Medicare Program Requirements and all applicable requirements of the Puerto Rico Health Insurance Administration (Administracion de Seguros de Salud de Puerto Rico or “ASES”).

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

Behavioral Health Provider means a duly licensed psychiatrist, psychologist, advanced practice registered nurse, physician assistant, clinical nurse practitioner, clinical social worker, or other allied behavioral health provider, licensed and/or certified to render psychiatric, psychological, counseling, crisis intervention, and/or substance abuse services, and who has contracted with CompCare to render MHSA Services to Health Plan Members according to the terms and conditions of this Agreement.

Benefit Plan means a plan of benefits that establishes a Health Plan’s obligations to its Members to provide access to and payment for Covered Services and benefits and contains the terms and conditions of a Member’s coverage, and for which Health Plans have contracted with CompCare to provide MHSA Services within such Benefit Plans. Benefit Plans include Medicare Advantage Plans (“MA Plans”) and Medicare Advantage/Prescription Drug Plans (“MA-PDPs”), including those that cover dual eligibles (i.e., Medicare beneficiaries who are also covered by Medicaid through ASES). Subject to the terms of Section 3.2, Benefit Plan includes a new plan of benefits added by a Health Plan after the Effective Date, but does not include a plan of benefits added by reason of an acquisition by a Health Plan, unless otherwise agreed by the parties. Benefit Plan also does not include any plan of benefits offered by any entity (including a Health Plan affiliate) other than Health Plans.

Capitation means the predetermined monthly payment which is allocated to CompCare for each Member covered under this Agreement as set forth in the Services Payment Addendum attached hereto as Exhibit A.

Case Management means the identification of a Member’s treatment needs, referral of a Member to appropriate CompCare Providers for assessment and treatment, and consultation with CompCare Providers in treatment planning.

Claims Administrator means an entity that processes and adjudicates MHSA Services claims for payment of services rendered by providers. A Claims Administrator can be either CompCare or an entity contracted with CompCare, subject to Health Plans’ consent.

CMS means the Centers for Medicare and Medicaid Services, which is the federal agency within the United States Department of Health and Human Services that administers the Medicare and Medicaid programs.

CompCare Provider means a Behavioral Health Provider or facility that has an agreement in effect with CompCare, either directly or indirectly through a behavioral health network contracted with CompCare, to provide MHSA Services to Members. CompCare Provider also includes a behavioral health network that has entered into a contract with CompCare to furnish the services of its contracted providers to act as CompCare Providers in accordance with this Agreement (e.g., a leased network).

Covered Services means those Medically Necessary services covered pursuant to a Member’s Benefit Plan, including MHSA Services and Covered Prescription Drug Services set forth by and listed in the MHSA Services and Pharmacy Services Addendum attached as Exhibit B of this Agreement.

Covered Prescription Drug Services means those Medically Necessary Psychotropic Drugs and services covered pursuant to a Member’s Benefit Plan and included in Health Plans’ Drug Formulary.

Credentialing means the process of collecting, verifying and evaluating information gathered about a health care professional or entity, including Medical Director interviews, site visits, references and evaluation by peer review committees or organizations, for the purpose of determining whether CompCare shall designate or continue to consider a health care professional or entity as a CompCare Provider.

Delegated Functions means a formal process by which a Health Plan gives a provider group (delegate) the authority to perform certain functions on its behalf in a manner consistent with CMS rules and regulations, NCQA standards and this Agreement, such as administration and management, marketing, utilization management, quality assurance, applications processing, enrollment and disenrollment functions, claims processing, adjudicating Medicare organization determinations, appeals and grievances, and credentialing. A function may be fully or partially delegated. NCQA defines a delegation as a delegated activity associated with any of the four categories of NCQA standards: Quality Improvement, Utilization Management, Credentialing, and Members’ Rights and Responsibilities.

Effective Date means September 18, 2010.

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

Emergency means a medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) such that a prudent layperson, with an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in: (a) serious jeopardy to the health of the individual or, in the case of a pregnant woman, the health of the woman or her unborn child; (b) serious impairment to bodily functions; or (c) serious dysfunction of any bodily organ or part.

Behavioral Health Emergency means, unless otherwise required by Applicable Law, a situation in which the Member is in need of assessment and treatment in a safe and therapeutic setting, is a danger to him/herself or others, exhibits acute onset of psychosis, exhibits severe thought disorganization, or exhibits significant clinical deterioration in a chronic behavioral condition rendering the Member unmanageable and unable to cooperate in treatment. A judgment that a Member is dangerous to self or others is only required to meet the prudent layperson standard. Pre-certification is not required in the event of an Emergency or Behavioral Health Emergency.

Level of Care means the duration, frequency, location, intensity and/or magnitude of a treatment setting, treatment plan, or treatment modality, including, but not limited to: (i) acute care facilities; (ii) less intensive inpatient or outpatient alternatives to acute care facilities such as residential treatment centers, group homes or structured outpatient programs; (iii) outpatient visits; or (iv) medication management.

Medicare Program Requirements means Parts C and D of Title XVIII of the Social Security Act, as amended; the regulations governing the Medicare Advantage and Medicare Prescription Drug Benefit Programs, set forth at 42 C.F.R. Parts 422 and 423, as amended; CMS guidance and instructions related to the Medicare Advantage and Medicare Prescription Drug Benefit Programs; and the Health Plans’ CMS contracts.

Member means a Medicare Advantage eligible individual who is enrolled in a Benefit Plan offered by a Health Plan.

Medically Necessary or Medically Necessary Services means Covered Services which are: (1) necessary to meet the basic health needs of a Member; (2) provided in the most cost-efficient manner and type of setting appropriate for the delivery of the services; (3) consistent in type, frequency and duration of treatment with relevant guidelines of national medical, research and health care coverage organizations or governmental agencies; (4) consistent with the diagnosis of the condition; (5) required for reasons other than the comfort or convenience of Member or his or her physician, or not to be required solely for custodial comfort or maintenance reasons; and (6) of demonstrated medical value.

MHSA Services means mental health and substance abuse services that are covered under a Member’s Benefit Plan and are included in the MHSA Services and Pharmacy Services Addendum attached hereto as Exhibit B.

MHSA Liaison Committee means a review committee comprised of both Health Plans and CompCare employees and designees and established to collaboratively oversee CompCare’s compliance with quality requirements under this Agreement.

MSO means “MSO of Puerto Rico, Inc.,” an affiliate of Health Plan that is responsible for providing management and administrative support services such as claims processing, contracting, credentialing and provider relations among others, to Health Plans, as established in the Delegated Services Agreement between MSO and Health Plans, as may be amended from time to time.

Pharmacy Management Services means management of the provision of Covered Prescription Drug Services on a delegated basis, as described in Exhibit C (Pharmacy Utilization Management Delegation), attached hereto.

Provider or Health Plan Provider means any individual who is engaged in the delivery of health care services in the Commonwealth of Puerto Rico and is licensed or certified by the Commonwealth of Puerto Rico to engage in that activity in the Commonwealth of Puerto Rico; and any entity that is engaged in the delivery of health care services in the Commonwealth of Puerto Rico and is licensed or certified to deliver those services if such licensing or certification is required by Commonwealth of Puerto Rico law or regulation who is eligible to receive payments from CMS, and who has signed an agreement with Health Plans to provide Covered Services to Members or Members of certain Benefit Plans. Health Plan Providers do not include CompCare Providers.

Psychiatric Pharmacy Claims Costs means (i) the fee for service payments which Health Plans pay to their pharmacy benefits manager (“PBM”) in connection with Psychotropic Drugs dispensed to Members; (ii)

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

pharmaceutical dispensing fees (if applicable), and (iii) to the extent not included in (i) or (ii), pharmaceutical transaction, processing or other per claim fees.

Psychotropic Drugs means the mental health and substance abuse agents listed in Exhibit B.

Service Area means the 78 municipalities which comprise the Commonwealth of Puerto Rico.

Urgently Needed MHSA Services means MHSA Services needed for a sudden illness or injury that requires medical care right away, but is not a life threatening or Emergency condition.

Utilization Management Services (“UM Services”) means the process by which CompCare and/or Health Plans evaluate on a prospective, concurrent or retrospective basis, the Medical Necessity of health care services rendered or prescribed to Members and includes a comprehensive effort to monitor and promote effective, efficient, and timely use of Covered Services. UM Services include, but are not limited to pre-certification, concurrent review, discharge planning, and Case Management programs. The purpose of CompCare and Health Plan’s UM Services is to encourage the most appropriate method of treating a Member based on prevailing standards of medical treatment which best meets the needs of the Member.

Section 2

Member Eligibility for MHSA Services and Pharmacy Management Services

2.1 Eligibility of Members.

(1) Verification of Eligibility. Health Plan shall provide CompCare Member eligibility information received from CMS on at least a weekly basis by either: (a) online data linkage or (b) a data transfer in a format specified by Health Plans and deposited in CompCare’s site as agreed by the parties. The eligibility information shall be prepared and provided to CompCare at Health Plan’s expense. CompCare will process and load into its system the eligibility file within two (2) business days of receipt. CompCare may also access Health Plans’ internet website, InnovaMd, to verify eligibility of Members on an ad hoc basis. CompCare shall treat the information received under this paragraph as confidential and shall not distribute or furnish such information to any other person or entity, except (i) as required by law, (ii) as required to provide the service CompCare is required to provide under this Agreement or to otherwise perform its obligations hereunder, or (iii) as required by Commonwealth or federal law or regulation.

(2) Retroactive Adjustments of Eligibility. CompCare acknowledges that there will be retroactive adjustments to the eligibility of Members and that Health Plans are not able to control such adjustments. Notwithstanding the above, the parties agree that CompCare shall not be financially liable for (i) any claims for mental health and/or substance abuse services related to such retroactive adjustments when they represent services rendered prior to the adjustment for a period greater than one (1) year and (ii) any claims for payment from any CompCare Provider for MSHA Services or Pharmacy Management Services rendered to any person who was at the time such services were rendered disenrolled from the Health Plans’ Benefit Plans.

2.2 MHSA Services under Benefit Plan. The Benefit Plan is the exclusive agreement between Health Plans and Members regarding the benefits, exclusions and other conditions for coverage of MHSA Services and Pharmacy Management Services. This Agreement is not intended nor shall it be deemed or construed to modify or expand the contractual obligations of Health Plans to Members as established by the Health Plans’ Benefit Plan.

Section 3

Identification of MHSA Services, Pharmacy Management Services and Communication

3.1 Services under Agreement. (a) CompCare shall provide or arrange for MHSA Services for all Members, shall pay Psychiatric Pharmacy Claims Costs, and shall perform Delegated Functions in accordance with the terms of this Agreement, including its Exhibits. This Agreement, including its Exhibits, is the only agreement between Health Plans and CompCare that sets forth the rights, responsibilities, and other conditions for the provision and payment of MHSA Services, Psychiatric Pharmacy Claims Costs, Delegated Functions and any other service as agreed by the parties to this Agreement. The responsibilities and obligations of CompCare and Health Plans to each other and the Members with respect to the transactions contemplated herein shall be limited to those defined by the terms and conditions of this Agreement.

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

(b) CompCare agrees to comply with Health Plans’ policies and procedures in rendering MHSA Services, Pharmacy Management Services and other Delegated Functions hereunder, provided that such policies and procedures are previously delivered to CompCare in writing.

3.2 New Benefit Plans and Modifications to MHSA Services and Pharmacy Management Services under the Benefit Plans. Health Plans shall notify CompCare in writing at least thirty (30) days prior to implementation of any modification to an existing Benefit Plan or development of a new Benefit Plan. In the event (i) a Health Plan modifies the terms of any of its Benefits Plans in a manner not otherwise required by CMS or other regulatory agency, or develops a new Benefit Plan, or (ii) new Members are added to an existing Health Plan pursuant to a CMS-approved transfer of Members from another health plan or transfer of Members by reason of an acquisition of another health plan’s business or assets that results in adding new Members to an existing Benefit Plan; where the terms of such modified or new Benefit Plan or the addition of such Members is deemed by either Health Plans or CompCare to materially decrease or increase the financial obligations or costs of a party under this Agreement, CompCare shall continue to provide MHSA Services and remain responsible for Covered Prescription Drug Services and all Delegated Functions hereunder related to such modified or new Benefit Plan, and in such event CompCare shall be compensated for such services at the Capitation rate already agreed upon; provided that, in such case, either party may request adjustment of CompCare’s compensation, downward or upward under this Agreement pursuant to Section 11.2.

3.3 Health Plan Provider and Member Communications. CompCare shall develop the content of materials regarding CompCare, MHSA Services and Pharmacy Management Services to be periodically sent to Health Plan Providers, CompCare Providers and Members, which are subject to prior approval by Health Plans. During the transition process prior to the Effective Date, CompCare shall be responsible for copying, distribution and postage of such materials to CompCare Providers, and Health Plans shall be responsible for the copying distribution and postage of such material to Health Plan Providers and Members. Thereafter, the party that initiates the communication shall pay for copying, distribution and postage, provided that all communications to Health Plans’ Members or Providers must be approved by Health Plans.

3.4 Health Plan Provider Compliance. In an effort to support CompCare’s services under this Agreement, Health Plans shall use best efforts to cause Health Plan Providers to cooperate with CompCare with respect to CompCare’s role and responsibilities pursuant to this Agreement and the provisions of services to Members contemplated hereby; provided, however, that nothing in this Agreement shall prevent Health Plans from discharging their responsibilities pursuant to the Benefit Plans and Applicable Law.

Section 4

CompCare Services and Responsibilities

4.1 Transition of MHSA Services Commenced Prior to Effective Date.

(1) Outpatient Services. Members who have commenced mental health and substance abuse treatment (including partial hospitalization) with or through Health Plans’ previous contracted MHSA Services provider, APS Healthcare Puerto Rico, Inc. (“APS”), prior to the Effective Date may continue such treatment with the same APS provider for the lesser of the time necessary to complete the treatment or ninety (90) days from the Effective Date, at which time such Members shall be transitioned to CompCare Providers. Health Plans shall use best efforts to provide a list of such Members to CompCare prior to the Effective Date, and to facilitate CompCare’s assumption of management of and payment for MHSA Services on and after the Effective Date for such Members, notwithstanding the provision of services by non-CompCare Providers during such ninety (90) day period. Health Plans will require APS to comply with, and require APS’s contracted providers to comply with, their obligation to continue to provide outpatient MHSA Services and to accept the rates under the APS fee schedule for ninety (90) days after termination of such contract.

(2) Inpatient Services. CompCare shall not be responsible for providing, arranging for the provision of, or paying for inpatient or residential mental health and/or substance abuse services (“Inpatient Care”), which a Member is receiving on a continuing basis prior to the Effective Date, where such Inpatient Care continues on and after the Effective Date. CompCare shall be responsible for arranging outpatient care services for Members being discharged from Inpatient Care on or after the Effective Date, and for any Inpatient Care that commences on or after the Effective Date.

(3) Psychotropic Drugs. CompCare shall not be financially responsible for the payment of Psychotropic Drugs filled prior to Effective Date. CompCare shall be financially responsible for Psychotropic Drugs prescribed and

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

filled on or after the Effective Date.

4.2 Network Development and Management. (a) CompCare shall establish, maintain and administer a network of CompCare Providers to provide MHSA Services and UM Services to Members which CompCare deems appropriate, subject to the network adequacy requirements set forth in Section 4.3 hereof. CompCare shall arrange for CompCare Providers as may be necessary to achieve the geographic access to MHSA Services required by Section 4.3. Health Plans may recommend to CompCare that certain providers become CompCare Providers. CompCare Providers shall be subject to final approval by Health Plans. Health Plans shall retain the right to approve, suspend, or terminate the designation of any provider as a CompCare Provider pursuant to this Agreement. CompCare will abide by the determination of Health Plans regarding the selection of the Providers and CompCare Providers. In no case shall this provision be construed to obligate CompCare to contract with or make use of any particular health care facility or professional. Health Plans shall have the right to approve new CompCare Providers and to prohibit a current or proposed CompCare Provider from providing MHSA Services to Members. CompCare makes no representations or guarantees regarding the continued availability of any CompCare Provider. CompCare shall provide Health Plans a copy of CompCare’s then current generic provider agreements. Such agreements must include the terms described in Exhibit D (CMS Requirements for First Tier and Downstream Contractors). CompCare will include in its agreements with CompCare Providers language that allows Health Plans, at their discretion, after notice to CompCare of a material breach of CompCare’s obligations hereunder, or notice of termination or nonrenewal by either party for any reason, to assume CompCare’s rights and obligations under each CompCare Provider agreement with respect to matters relating to services being rendered by CompCare Providers to Health Plans’ Members, effective immediately upon written notice of such assumption of rights and obligations by Health Plans to such CompCare Provider. The parties hereto agree that in the event Health Plans so assume CompCare’s rights and obligations under the CompCare Provider agreements as provided for in the preceding sentence, (i) Health Plans shall pay and be responsible for any and all payments otherwise due by CompCare to such CompCare Provider or any entity or individual with which CompCare contracts to have access to any CompCare Provider (e.g., a behavioral health network) as provided for in such CompCare Provider agreements; provided that if the Agreement remains in effect, Health Plans shall deduct such payments from CompCare’s Capitation payments; and (ii) Health Plans’ rights and obligations with respect to such CompCare Providers shall only apply to services rendered to Health Plans’ Members and not to such CompCare Providers’ agreements with CompCare relating to services to health plans other than the Health Plans. CompCare will have a unique provider contract with CompCare Providers to provide services to Health Plans, different from the one to provide services to other CompCare clients, or will otherwise implement contract terms acceptable to Health Plans that ensure that Health Plans may assume the terms of such contracts with respect to Health Plans, notwithstanding continuation of the CompCare Providers’ contracts with CompCare with respect to other CompCare clients. Nothing in this Agreement precludes Health Plans from entering into agreements directly with CompCare Providers, provided that, during the term of the Agreement, such agreements are not implemented in a manner contrary to the provisions of Section 13.12.

(b) CompCare shall establish and maintain a credentialing process that meets National Committee of Quality Assurance (“NCQA”) and Medicare Program Requirements for such process, including the terms set forth in Exhibit E (Credentialing Delegation), to which all CompCare Providers shall be subject. CompCare Providers shall be contractually required to continually meet CompCare credentialing standards including, but not limited to, maintenance of licensure and malpractice insurance. CompCare’s credentialing process will be reviewed and is subject to approval by Health Plans, and Health Plans shall have the right to audit the credentialing process on an ongoing basis. CompCare’s credentialing process shall comply with the applicable requirements of a nationally recognized accreditation standard as more specifically addressed in Section 9.4.

4.3 Geographic Access. (a) CompCare shall assure that one hundred percent (100%) of all Members residing within the Service Area are within thirty (30) miles or thirty (30) minutes of a CompCare Provider.

(b) CompCare shall provide on a monthly basis to Health Plans a current listing of CompCare Providers, as required by Exhibit E. In the event Health Plans reasonably determine that there are not sufficient CompCare Providers to provide MHSA Services to Members, Health Plans shall notify CompCare of the alleged deficiency, and within ten calendar (10) days, Health Plans and CompCare shall meet to assess the alleged deficiency, and if directed by Health Plans, CompCare shall develop and successfully implement a correction plan acceptable to Health Plans.

4.4 CompCare’s Triage of Care. A toll-free twenty-four (24) hour, seven (7) day a week telephone and TTY line (the TTY line shall be located in Tampa, Florida) shall be made available by CompCare for Members in order to provide Member referrals to required MHSA Services, crisis intervention, and responding to Member’s inquiries and questions regarding MHSA Services and Pharmacy Management Services. The services of an appropriately qualified

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

behavioral health care professional shall be available through such telephone and TTY line. CompCare agrees that the toll-free telephone line will be specifically dedicated to Health Plan Members, will be available in English and Spanish, as well as any other language of the Member, and the call center personnel will be locally knowledgeable Puerto Rico-based personnel.

4.5 Provision of MHSA Services and UM Services. (a) CompCare shall provide or arrange for the provision of MHSA Services and UM Services to all Members pursuant to this Agreement beginning on the Effective Date.

(b) With respect to the provision of MHSA Services hereunder, CompCare shall develop and apply standards of medical necessity, appropriateness and efficiency which reflect patterns of care found in established managed care environments. All such CompCare protocols for the provision of UM Services are subject to Health Plans’ approval and shall comply with the applicable requirements of an Accreditation Agency and Applicable Law, as more specifically addressed in Section 9.4 and Exhibit F (Utilization Management Delegation). CompCare shall involve an appropriately licensed professional whenever rendering a recommendation that mental health and/or substance abuse services that have been requested or for which payment has been requested are not Medically Necessary.

(c) CompCare shall have the right to determine the Level of Care of MHSA Services which are appropriate for the treatment of Members, including whether MHSA Services shall be rendered on an inpatient or an outpatient basis, provided that such determination is consistent with the approved CompCare protocols described in Section 4.5(b) above. CompCare shall not be responsible for paying for MHSA Services that are not authorized pursuant to the approved CompCare protocols, where such authorization is required by such protocols, unless such service is appealed through Health Plans’ appeals process and a determination is rendered that the service is a covered MHSA Service, or except as otherwise provided in Section 6. CompCare shall use reasonable efforts to advise CompCare Providers that its utilization management is a recommendation of Medical Necessity only, and not a confirmation of eligibility and/or benefit coverage, and shall prohibit CompCare Providers from billing Health Plans or Members for services denied based on such CompCare Provider’s failure to obtain authorization.

4.6 Accessibility of MHSA Services. (a) CompCare shall make MHSA Services available and accessible to Members twenty-four (24) hours per day, seven (7) days per week, and three hundred sixty-five (365) days per year and in a manner that assures continuity of care. Members shall be allowed to access the services of CompCare Providers directly and CompCare Providers will be required to obtain preauthorization for any Covered Services, if and as required by the applicable Benefit Plan or CompCare policies and procedures approved by Health Plans. If coverage of MHSA Services is denied based on a CompCare Provider’s failure to obtain preauthorization, CompCare will ensure that such CompCare Provider is prohibited from billing Members for such services, and CompCare shall indemnify or require such CompCare Provider to indemnify Health Plans and any affected Member for any medical expense incurred by Health Plans and/or the Member if the CompCare Provider bills, charges or attempts to collect any amount in violation of this section.

(b) CompCare shall comply with the following standards in arranging for the provision of MHSA Services:

(1)	Life threatening Emergency MHSA Services shall be made available to a Member through CompCare Providers immediately. Non-life threatening Emergency MHSA Services shall be made available to a Member through CompCare Providers within six (6) hours of the time MHSA Services are requested.
(2)	Urgently Needed MHSA Services shall be made available to a Member through CompCare Providers within 24 hours of the time the MHSA Services are requested.
(3)	Non-Emergency and non-Urgently Needed MHSA Services shall be made available to a Member within fourteen (14) calendar days of the time the MHSA Services are requested.

CompCare shall be deemed to be in compliance with the above requirements if an appointment with a geographically appropriate CompCare Provider is offered to a Member during regular business hours within the time period specified above, notwithstanding the Member’s preference or availability for appointment times.

(c) If necessary in order to ensure access to MHSA Services, Behavioral Health Providers may use the services of other appropriately qualified practitioners for coverage purposes. Coverage arrangements shall be made with other Behavioral Health Providers except in unusual and unanticipated circumstances. In all cases, CompCare shall require its Behavioral Health Providers to arrange with the covering practitioner that he/she will accept payment from CompCare as payment in full, except for any applicable Member cost sharing amounts. CompCare shall assure that the covering practitioners that are not Behavioral Health Providers shall execute a coverage agreement in a form approved by Health Plans, and that covering practitioner will not, under any circumstances, bill Members for Covered

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Services, except for any applicable Member cost sharing provided for in the Member’s Benefit Plan. CompCare shall indemnify Health Plans and any affected Member for any medical expense incurred by Health Plans and/or the Member if the covering provider bills, charges or attempts to collect any amount that was the payment responsibility of CompCare, or that was billed in violation of such provider’s Member hold harmless agreement.

4.7 Mixed Services. CompCare shall be responsible only for MHSA Services and will not be responsible for the diagnosis and treatment of Members’ medical conditions even when a Member has co-existing behavioral health and medical conditions. When a Member has a condition or illness which requires both MHSA Services and non-MHSA Services, CompCare shall be responsible for providing or arranging for and, with respect to Members, paying for only the MHSA Services. Health Plans and/or the Member shall be responsible for payment of any non-MHSA Services. In determining whether certain services shall be considered MHSA Services or non-MHSA Services, and whether or not CompCare is financially responsible for such services, CompCare and Health Plans shall refer to the MHSA Services and Covered Prescription Drug Services Addendum (Exhibit B).

4.8 Pharmacy Management Service. (a) CompCare shall provide Pharmacy Management Services to Members pursuant to this Agreement and Exhibit C (Pharmacy Utilization Management Delegation) beginning on the Effective Date. CompCare shall provide Pharmacy Management Services through programs approved by CMS for Health Plans’ use; provided, however, that CompCare acknowledges that the following functions will be administered by Health Plans or Health Plans’ PBM: claims adjudication, appeals and grievances. CompCare may make recommendations regarding such programs, which are subject to Health Plans’ approval and submission to CMS for approval if necessary. CompCare shall actively participate in Health Plans pharmacy & therapeutics (P&T) committee.

(b) Health Plan will pay or arrange for payment for Psychiatric Pharmacy Claims Costs from the Pharmacy Allowance (as defined in Exhibit A hereto). Such Pharmacy Allowance will be retained by Health Plans and reconciled against the Psychiatric Pharmacy Claims Costs as further described in Exhibit A. CompCare shall not be financially responsible for the payment of any Psychotropic Drug that has not been preauthorized (if and as required by the applicable Benefit Plan and CompCare policies and procedures approved by Health Plans) consistent with such Psychotropic Drug management programs, except in the case of Emergency or Urgently Needed services or where otherwise required by Applicable Law.

(c) As part of its Pharmacy Management Services, CompCare shall develop [*]. Through the [*], CompCare shall provide [*] with [*]. All such [*]are subject to [*].

(d) CompCare shall refer all complaints and grievances (as defined by Medicare Part D rules and regulations) to Health Plan for resolution within four (4) hours of receiving the complaint or grievance from the Member or the Member’s designated representative. CompCare shall cooperate with Health Plan in the timely investigation of complaints and grievances dealing with Pharmacy Management Services.

4.9 Performance Standards; Corrective Actions. (a) CompCare shall perform its obligations under this Agreement in compliance with this Agreement, Applicable Law, Accreditation Agency requirements and the standards applicable to Delegated Functions as set forth in this Agreement and, including all exhibits to this Agreement.

(b) In the event that Health Plans determine that CompCare is not performing its obligations under the Agreement in accordance with the standards set forth in Section 4.9(a), then, at Health Plans’ option, the procedure set forth in this Section 4.9(b) may be implemented; provided, however, that nothing in this section precludes Health Plans from pursuing other remedies under the Agreement, including termination. In order to implement this section, Health Plans shall issue a written and detailed corrective action request (“CAR”) to CompCare. Upon receipt of such CAR, CompCare must:

(1)	take immediate corrective action; and

(2)	submit a corrective action plan (“CAP”) to Health Plans within fifteen (15) days of receipt of the CAR (or such other time frame as required by Applicable Law), including time frames for compliance.

Thereafter, CompCare shall immediately implement the CAP, provided that Health Plans may reject a CAP within five (5) working days of its receipt thereof, if Health Plans reasonably determine that such CAP is inadequate. If Health Plans reject a CAP, Health Plans and CompCare shall work together to develop a mutually agreeable CAP.

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Health Plans may audit CompCare at any time during normal business hours on not less than ten (10) days prior written notice to determine CompCare’s compliance with the CAP.

(c) In the event that: (i) CompCare fails to comply with a CAP, (ii) CompCare notifies Health Plans that it has determined it is unable to meet the conditions of a CAP, or (iii) the Parties cannot reach agreement on a CAP, or as otherwise required by ASES, CMS or other regulatory agency, then Health Plans may, in Health Plans’ sole discretion, take one or more of the following actions:

(1)	amend the CAP;

(2)	increase the frequency of review and audits;

(3)	require CompCare to add necessary resources to ensure CompCare’s compliance with the CAP;

(4)	if steady improvement is not demonstrated or CAP goals are not met as specified in the CAP time frame, impose a monetary penalty as specified in Exhibit G (Performance Standards);

(5)	if the CAP involves timely and/or accurate payment of CompCare Providers not otherwise provided for in this Agreement, assume responsibility for payment of CompCare Providers and deduct such payment from Capitation payments;

(6)	terminate the Agreement with respect to the service that is the subject of the CAP upon thirty (30) days prior written notice to CompCare; in which case the Capitation under the Agreement shall be reduced by an amount equal to Health Plans’ determination of the portion of the Capitation attributable to such service; provided, however, that CompCare may request renegotiation of such adjustment pursuant to Section 11.2; and/or

(7)	terminate the Agreement on sixty (60) days prior written notice to CompCare.

Section 5

Quality Management and Reporting Requirements

and MHSA Liaison Committee

5.1 Quality Management and Other Quality Related Programs. CompCare shall establish and maintain its own quality management program and other quality related programs. CompCare shall comply with any similar programs established or required by Health Plans with respect to MHSA Services, Pharmacy Management Services and/or UM Services. CompCare’s quality management program shall be subject to approval by Health Plans and shall comply with the applicable requirements of Exhibit H (Quality Improvement Delegation).

5.2. Reporting Requirements. CompCare shall provide to Health Plans the reports identified in Exhibit I (Reporting Requirements), attached hereto, regarding the MHSA Services furnished to Members pursuant to this Agreement. CompCare shall provide such reports to Health Plans according to the time frames set forth in Exhibit I.

5.3 MHSA Liaison Committee. CompCare and Health Plans shall each designate at least two (2) employees to serve as members of the MHSA Liaison Committee. The MHSA Liaison Committee shall meet no less frequently than once every three (3) months. Specifically, but not by way of limitation, the MHSA Liaison Committee shall:

(1)	Review complaints by Members, Health Plans Providers and/or CompCare Providers;
(2)	Review cases selected by CompCare or Health Plans;
(3)	Discuss operational issues that arise under this Agreement; and
(4)	Review CompCare’s performance with respect to complying with Section 9.4. hereof.

5.4 Committee Meetings. At Health Plans’ request, a CompCare representative shall attend meetings of certain committees (e.g., Quality Management Committee, Delegation Entities Committee) established by Health Plans in order to facilitate Health Plans’ duty to oversee the Delegated Functions to CompCare as well as other committees as required from time to time by the Applicable Law.

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

Section 6

Claim Administration

Benefit Administration and Coverage Disputes

6.1 Claim Administration. CompCare shall arrange for the processing of claims submitted for MHSA Services. CompCare shall arrange for CompCare Providers to submit claims for MHSA Services to the Claims Administrator, which may be CompCare. Claims shall be paid in accordance with Applicable Law as well as the terms and conditions of the Benefit Plan and this Agreement and, with respect to CompCare Providers, the agreements with the CompCare Providers.

6.2 Benefit Administration. (a) As further provided in Section 4, CompCare and/or the Claims Administrator shall make initial determinations whether services requested by or on behalf of a Member or for which a Member has requested reimbursement are MHSA Services and/or covered Psychotropic Drugs.

(b) If an initial determination is made by CompCare that the requested services and/or supplies are not Covered MHSA Services, such the Member shall be advised of the determination regarding the lack of coverage and the Member’s rights under the Benefit Plan to appeal a denial of coverage.

6.3 Coverage Disputes with Members.

(1)	CompCare’s Internal Appeal Process. In the event of a dispute with a Member regarding coverage of MHSA Services and/or Psychotropic Drugs, CompCare shall attempt to resolve the coverage dispute in accordance with Applicable Law. If CompCare is not able to resolve such coverage dispute, CompCare shall refer the Member to Health Plans’ grievance and appeals process.

(2)	Health Plans Grievance and Appeals Process. CompCare shall cooperate with Health Plans’ grievance and appeals process as provided in the Member’s Benefit Plan CompCare agrees to abide by any decision, order or mandate of CMS, Medicare Program Requirements or Health Plans’ grievance and appeals process requiring coverage of any specific claim subject to a grievance or appeals procedure.

(3)	Arbitration or Litigation. Each party shall promptly inform the other party of any coverage dispute with Members that result in actual or threatened arbitration or litigation against CompCare and/or Health Plans (hereinafter referred to as the “Dispute”). Each party shall fully cooperate with the other in resolving the Dispute. Health Plans may, at its option, tender its defense of the Dispute to CompCare. In the event Health Plans and CompCare agree regarding the terms and conditions of a settlement of the Dispute, each party shall perform their respective obligations under the terms of the settlement. In the event Health Plans at any time elects to settle the Dispute and CompCare does not agree with the terms of the settlement, CompCare shall pay for the provision of the services and/or supplies in dispute (or Health Plans shall pay and deduct such amount from the Capitation), and the parties shall proceed with the dispute resolution procedure described in Section 6.4. CompCare shall indemnify Health Plans for arbitration awards or judgments pursuant to Section 8.2.

6.4 Coverage Disputes Between CompCare and Health Plans Regarding Members (hereinafter referred to as “Coverage Dispute”). In the event of a dispute between Health Plans and CompCare arises regarding whether particular services and/or supplies for a Member are MHSA Services for which CompCare has financial responsibility or if Health Plans enter into a settlement agreement with a Member as a result of actual or threatened grievance, arbitration or litigation and Health Plans and CompCare do not agree on financial liability for such services and the disagreement leads to a Coverage Dispute, the parties shall comply with the following Coverage Dispute resolution procedure.

(1)	The Coverage Dispute shall be submitted to Health Plans’ and CompCare’s Medical Directors for review;
(2)	The Medical Directors shall issue their determination within seven (7) business days after submission and receipt of appropriate and necessary information. In the event that the Medical Directors do not agree upon a resolution and there continues to be a Coverage Dispute after review by the Medical Directors, CompCare may submit the Coverage Dispute to arbitration pursuant to Section 11.1.

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

Section 7

Payment

7.1 Capitation Payment. CompCare shall be paid for MHSA Services, Covered Prescription Drug Services and associated administrative services and Delegated Functions in accordance with the provisions set forth in Services Payment Addendum attached hereto as Exhibit A. CompCare agrees that, throughout the term of the Agreement, the Capitation (or applicable combination of the Capitation elements described in Exhibit A, in the case of an arrangement involving less than all of the capitated services under this Agreement) is and will be [*]. In the event that CompCare has [*], CompCare shall [*] (CompCare shall disclose any information with respect thereto only in the following circumstances: if permitted by law; if not prohibited by any contractual arrangement; in connection with dispute resolution pursuant to Section 11.1; if such information is otherwise available from another source; or otherwise with appropriate confidentiality provisions), and the Capitation paid pursuant to Exhibit A [*]. In the event that CompCare [*] (CompCare shall disclose any information with respect thereto only in the following circumstances: if permitted by law; if not prohibited by any contractual arrangement; in connection with dispute resolution pursuant to Section 11.1; if such information is otherwise available from another source; or otherwise with appropriate confidentiality provisions), and the parties will discuss in good faith how to [*] and whether the Capitation [*] in order to maintain compliance with terms of this Section 7.1. In either such case, if the parties do not agree on an appropriate adjustment, either party may submit the issue for arbitration pursuant to Section 11.1 of this Agreement. [*]

7.2 Financial Liability for Services for Members. (a) CompCare acknowledges that it is financially liable for MHSA Services provided to Members, Psychiatric Pharmacy Claims Costs and the cost of activities that are Delegated Functions hereunder, as well as associated administrative costs. CompCare shall submit unaudited financial statements to Health Plans within forty-five (45) days after the end of each calendar quarter, and annual audited financial statements upon issuance. In addition, at Health Plans’ request, CompCare will provide monthly financial statements.

(b) In the event a payer on the Benefit Plans, does not pay Health Plans amounts due under the terms of its agreement with Health Plans, Health Plans shall nonetheless remain liable to CompCare for amounts owed to CompCare pursuant to the terms and conditions of this Agreement.

7.3 Transfers of Funds for MHSA Services and Administrative Services Capitation Payments. (a) Health Plans shall be responsible for depositing or transferring the MHSA Services Capitation and Administrative Services Capitation on or before the [*] day of each month for which such payment is due into a bank account designated by CompCare (hereinafter referred to as “Claims Account”).

(b) Health Plans acknowledge and agree that the Claims Account into which money from Health Plans is transferred may contain money from one or more other health plans under contract with CompCare. Health Plans also acknowledge and agree that any and all interest earned from the Claims Account shall belong to CompCare.

(c) No such amounts, which are to be or are transferred to CompCare, shall be considered Plan Assets, as this term is defined by the Employee Retirement Income Security Act (hereinafter referred to as “ERISA”).

7.4 Payment in Full. CompCare shall, and shall require CompCare Providers to, accept as payment in full for MHSA Services provided to Members, such amounts as are paid pursuant to CompCare’s agreements with CompCare Providers. CompCare Providers may collect from the Member copayments and deductibles per the Member’s Benefit Plan, and charges for services not covered under the Member’s Benefit Plan.

7.5 Member Protection Provision. (a) Except for non-Covered Services and services rendered to persons for whom Health Plans is not liable for payment, CompCare agrees and shall cause CompCare Providers to agree that, in no event, including, but not limited to non-payment by Health Plans or Health Plans insolvency or breach of this Agreement, will CompCare or CompCare Providers bill, charge, collect a deposit from, seek compensation, remuneration, or reimbursement from, or have any recourse against Members for Covered Services provided pursuant to this Agreement. CompCare shall not, and shall cause CompCare Providers not to, under any circumstances, hold a Member liable for payment of any fees that are the obligation of Health Plans. This provision will not prohibit collection of any applicable copayment/coinsurance/deductible amount billed in accordance with the terms of this Agreement and/or Benefit Plans.

(b) Subject to the rules and regulations of CMS, CompCare and Health Plans shall provide for the continuation of MHSA Services for all Members for the duration of the term for which CMS payment therefore has been made to

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

Health Plans and for Members who are hospitalized on the date on which Health Plans’ contract with CMS terminates or on the date Health Plans are declared insolvent or a bankrupt through the date of such Member’s discharge from hospitalization.

(c) The provisions of this Section shall: (1) apply to all Covered Services provided while this Agreement is in force; (2) with respect to Covered Services provided while this Agreement is in force, survive the termination of this Agreement regardless of the cause of termination; (3) be construed to be for the benefit of the Members; and (4) supersede any oral or written agreement, existing or subsequently entered into, between a CompCare Provider and a Member or person acting on a Member’s behalf, that requires the Member to pay for such Covered Services.

7.6 Payment to Providers. CompCare is solely responsible for payment for MHSA Services provided to Members. In the event CompCare fails to pay CompCare Providers or non-CompCare Providers who furnish covered MHSA Services, Health Plans may, after written notice to CompCare and only after such CompCare Provider or non-CompCare Provider has exhausted its remedies under the appeals process set forth in CompCare’s agreement with such CompCare Provider and CompCare’s policies and procedures (in the case of non-CompCare Providers), make payments to such providers on behalf of CompCare; provided that if a provider attempts to collect from a Member, Health Plans may make payment without waiting for exhaustion of CompCare’s appeals process. In such case, Health Plans shall submit an itemized list of such payments to CompCare, and Health Plans shall deduct from CompCare’s future Capitation payment(s) (with the timing of such deductions and the element of the Capitation from which the deduction is made being at Health Plans’ sole discretion) an amount equal to such payments. CompCare hereby agrees to defend and hold harmless Health Plans from any claims for payment by CompCare Providers or non-CompCare Providers for Covered Services rendered to Members that are contemplated as the responsibility of CompCare under this Agreement.

7.7 Coordination of Benefits. CompCare agrees to cooperate with Health Plans in complying with requirements relating to Medicare as a secondary payer (“MSP”). CompCare or CompCare Providers shall be entitled to collect and retain any third party recovery relating to workers compensation, no fault insurance or liability coverage. If a Member has primary coverage through any other health plan, then CompCare shall pay CompCare Providers and execute any documents required in connection with Health Plans’ MSP compliance activities.

Section 8

Insurance, Indemnification and Letter of Credit

8.1 Insurance. Each party, at its sole cost and expense, shall procure and maintain in force throughout the entire term of this Agreement and any renewal thereof, policies of general liability, professional/managed care liability and other insurance policies necessary to cover the party’s business practices and provision of services under this Agreement. CompCare’s coverage shall include general liability coverage of at least $[*] per claim and $[*] annual aggregate; and professional liability of at least $[*] per claim and $[*] annual aggregate; and managed care liability coverage of at least $[*] per claim and $[*] annual aggregate. Annual aggregate limits are shared across all three coverage lines. Upon request, CompCare shall provide Health Plans with certificates of insurance evidencing the insurance policies required by this Section 8.1, and CompCare shall notify Health Plans if such insurance coverage is terminated. CompCare’s agreements with CompCare Providers shall require CompCare Providers to procure and maintain, at their sole expense, professional liability insurance that meets the liability and professional policy limits required by Commonwealth and federal laws, CMS regulations and Health Plan credentialing requirements. Any such agreements shall provide for the termination of any CompCare Provider failing to maintain professional liability insurance or to comply any other requirement under Applicable Law to practice their profession in the Service Area.

8.2 Indemnification. (a) CompCare will indemnify and hold Health Plans harmless from and against any loss, cost, damage, expense, penalties or fines or other liability, including, without limitation, reasonable costs and attorney fees (“Costs”) incurred in connection with any and all third party claims, suits, investigations or enforcement actions, including claims of infringement of any intellectual property rights or claims by any governmental agency (“Indemnification Claims”) which may be asserted against, imposed upon or incurred by Health Plans and arising as a result of (i) CompCare’s negligent acts or omissions or willful misconduct or (ii) CompCare’s breach of this Agreement, including assertions of breach relating to CompCare Providers.

(b) Health Plans will indemnify and hold CompCare harmless from and against any Costs for Indemnification Claims which may be asserted against, imposed upon or incurred by CompCare and arising as a result of (i) Health Plans’ negligent acts or omissions or willful misconduct, benefit design and coverage decisions, or (ii) Health Plans’ breach of this Agreement.

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

(c) As a condition of indemnification, the party seeking indemnification (“Indemnified Party”) shall notify the other party (“Indemnifying Party”) in writing promptly upon learning in writing of the assertion of any Indemnification Claim for which indemnification may be sought hereunder; provided, however, that the failure timely to give a notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party.

(d) The Indemnifying Party shall be entitled to assume and control the defense of the Indemnification Claim at its expense and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party) if it gives written notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party and acknowledges in such notice its obligation to indemnify the Indemnified Party hereunder against any Costs that may result from such Indemnified Claim; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Indemnification Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, or (ii) the Indemnification Claim seeks criminal sanctions or imposition of governmental agency penalties (including without limitation sanctions, fines or termination of Health Plans’ CMS contract(s)) against the Indemnified Party. In the event the Indemnifying Party does not have the right to assume the defense or does not elect to assume defense of the Indemnification Claim, the Indemnified Party shall select counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnifying Party) and the Indemnifying Party shall pay the Costs for the Indemnification Claim.

(e) If the Indemnifying Party undertakes defense of an Indemnification Claim pursuant to the provisions of subsection (d), the Indemnified Party may participate in such defense at its own expense unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the parties shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflict of interests between them. In the event of such a conflict of interests, the Indemnifying Party shall pay the reasonable attorneys’ fees of defending the Indemnified Party (which counsel shall be reasonably satisfactory to the Indemnifying Party), subject to the right of the Indemnifying Party, subsequent to payment of such fees by the Indemnifying Party, to seek recoupment of some or all of such legal fees reimbursed for conflicts counsel by the Indemnifying Party based upon a judicial or other binding determination of the relative fault of the parties or as otherwise determined pursuant to agreement or settlement.

(f) If the Indemnifying Party is defending the Indemnification Claim, it shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Indemnification Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party; (ii) a finding or admission of a violation of the Medicare Program Requirements or other Applicable Law or violation of the rights of any person by the Indemnified Party; or (iii) a finding or admission that could otherwise have an adverse effect on the Indemnified Party.

(g) The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party.

(h) If the Indemnifying Party elects to direct the defense of the Indemnification Claim, the Indemnified Party shall not make any payment toward a settlement of such claim, unless the Indemnifying Party consents in writing to such payment. If the Indemnifying Party declines or is not entitled to direct the defense of the Indemnification Claim pursuant to this Section, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, (i) to direct the defense of the Indemnification claim, and (ii) to consent to the entry of any judgment or enter into any settlement with respect to the Indemnified Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Indemnifying Party, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnified Party’s expense, all witnesses, pertinent records, materials and information in the Indemnifying Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the indemnified Party.

(i) Except as set forth in subsection (f), if either party refuses to consent to a settlement of an Indemnification Claim and the ultimate Costs exceed the settlement offer, the party refusing consent shall be responsible for all Costs that exceed the Costs that would have been incurred if the settlement offer had been accepted.

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

8.3 Letter of Credit. (a) Prior to the Effective Date, CompCare shall obtain and deliver to Health Plans a letter of credit for the benefit of Health Plans in the amount of Four Million Dollars ($4,000,000) upon terms and conditions and with a bank satisfactory to Health Plans, in order to secure the performance of CompCare’s obligations under this Agreement.

(b) CompCare shall be required, during the term of this Agreement and thereafter as provided in the next sentence, to: (1) maintain such letter of credit in force at the full amount of Four Million Dollars ($4,000,000.00) (subject to the adjustments provided for in the following sentence), (2) replenish the letter of credit within five (5) business days of any draw, and (3) renew or otherwise prevent expiration of such letter of credit no less than thirty (30) days prior to any expirations thereof, as necessary to comply with the requirements of this Section 8.3. Upon nonrenewal or termination of the Agreement for any reason, the letter of credit will remain in effect for six (6) months, provided that CompCare may reduce the letter of credit amount by $666,666.66 per month after termination.

(c) CompCare and Health Plans agree that Health Plans may draw on the letter of credit if any of the following has occurred: (i) CompCare has failed to comply with any of its obligations under this Agreement, which has resulted in Financial Exposure to Health Plans; (ii) [*]; (iii) [*]; (iv) [*]; (v) [*]; (vi) [*]; or (vii) [*]. For purposes of this Section 8.3, “Financial Exposure” means that there are circumstances that, [*]. By way of example, Financial Exposure could result from: [*]. Health Plans shall be entitled to [*].

(d) Prior to drawing on any portion of the letter of credit pursuant to Section 8.3(c) above, Health Plan shall first, request payment by CompCare of any amounts being sought by Health Plans, if a request for payment has not otherwise been made; provided that failure to request payment does not affect Health Plans’ right to draw on the letter of credit. Health Plans may also deduct such amounts from the Capitation payments due to CompCare pursuant to Exhibit A; provided, however, that if Health Plans determine that the Capitation deduction would create Financial Exposure to Health Plans, then Health Plans may draw on the letter of credit instead of or in addition to Capitation deduction, as necessary to address the Financial Exposure, and further provided that Health Plans may draw the full amount of the letter of credit under Section 8.3(c)(vi) and (vii), subject to reconciliation thereafter.

Section 9

Regulatory Compliance, Filing Requirements

and NCQA Requirements

9.1 Regulatory Compliance. Health Plans are responsible for ensuring that their activities and those of the delegated entities are in compliance with all Applicable Law. CompCare shall be solely responsible for ensuring that the services it provides under this Agreement comply with any such Applicable Law. Each party shall cooperate with the other party in its efforts to achieve and/or maintain regulatory compliance.

Health Plans acknowledge that CompCare is not licensed as an insurer, health service plan, health maintenance organization or other type of licensed insurer, and to Health Plans’ and CompCare’s knowledge such licensure or other regulatory approval (“licensure/approval”) is not required of CompCare. A regulatory determination that CompCare must obtain such licensure/approval and CompCare’s failure to obtain such licensure/approval on a timely basis in order to continue providing services pursuant to this Agreement constitutes grounds for termination of this Agreement pursuant to Section 12.2(5) herein; provided that, if such regulatory determination results from a change in regulations after the Effective Date and provided CompCare obtains such licensure/approval on a timely basis, if CompCare believes that obtaining and/or maintaining such licensure/certification materially increases CompCare’s costs, CompCare may request renegotiation pursuant to Section 11.2.

9.2 ERISA Compliance. In the event any Benefit Plan is subject to ERISA, CompCare shall not be identified as or understood to be the “Plan Administrator” or a “Named Fiduciary” of the plan, as those terms are used in ERISA. CompCare has no responsibility for the preparation or distribution of the “Plan Document” or “Summary Plan Descriptions”, as those terms are used in ERISA, or for the provision of any notices or for the filing of any reports or information required to be filed in regard to the Benefit Plan. Health Plans is neither a Plan Administrator nor Named Fiduciary with respect to any insurance group.

9.3 Regulatory Filing. Health Plans shall be responsible for filing this Agreement with federal, Commonwealth and local agencies to the extent it is required to do so by any Applicable Law. The parties hereto acknowledge that the corporate parent of CompCare, Comprehensive Care Corporation, is a publicly-traded company subject to the federal securities laws, including, but not limited to, the disclosure requirements of the Exchange Act of 1933 and the rules

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

and regulations promulgated thereunder and that pursuant to such laws, rules and regulations this Agreement and the transactions contemplated thereby shall be disclosed in the periodic reports of Comprehensive Care Corporation filed with the Securities and Exchange Commission. CompCare shall redact compensation terms from such reports as well as other information as requested by Health Plans as of the date hereof, if permitted by Applicable Law or the Staff of the Securities and Exchange Commission. If any additional or different disclosure is required to be made by CompCare after the date hereof, CompCare shall notify Health Plans and shall redact compensation terms from such report as well as other information as requested by Health Plans, if permitted by Applicable Law or the Staff of the Securities and Exchange Commission. If, following any such filing, or for any other reason, an agency request changes to this Agreement, CompCare and Health Plans shall jointly discuss such request with the agency and shall implement any required changes, subject to the provisions of Sections 9.1 and 11.2 (relating to a requirement for licensure/approval).

9.4 Delegation; Accreditation Compliance. CompCare shall establish and maintain processes and programs for CompCare Provider credentialing, recredentialing, utilization management, quality assessment/improvement and claims processing which are described in this Agreement and delegated by Health Plans to CompCare. With respect to such activities, CompCare shall adhere to NCQA guidelines, Medicare Program Requirements and the requirements attached hereto as Exhibit C (Pharmacy Utilization Management Delegation), Exhibit E (Credentialing Delegation), Exhibit F (UM Delegation), Exhibit H (Quality Improvement Delegation) and Exhibit J (Claims and , Encounter Data). Comprehensive Behavioral Care Inc. agrees to apply to NCQA for an extension of its National Committee for Quality Assurance (NCQA) accreditation to CompCare de Puerto Rico, Inc. and to assist and cooperate with Health Plans in their NCQA application process, at no cost to Health Plans.

Health Plans may audit CompCare’s records regarding the above processes and programs. At least annually, Health Plans shall provide written feedback to CompCare regarding the results of Health Plans review of CompCare’s reports. Health Plans shall provide written feedback to CompCare sixty (60) days following any audit activities. In the event Health Plans reasonably determine, including pursuant to any audit, that CompCare does not meet nationally recognized accreditation standards, Health Plans may implement the CAP process described in Section 4.9. Failure to cure a deficiency or to comply with a CAP shall be grounds for termination of this Agreement as provided in Sections 4.9 and 12.2.

Section 10

Books, Records and Regulatory Provisions

10.1 Privacy of Records. CompCare and Health Plans shall maintain the confidentiality of all information regarding Members in accordance with any applicable statutes and regulations, including the federal regulations governing Confidentiality of Alcohol and Drug Abuse Patient Records, 42 CFR Part 2. If the provisions of 42 CFR Part 2 are applicable, CompCare and Health Plans shall undertake to resist in judicial proceedings any effort to obtain access to information pertaining to Members otherwise than as expressly provided for in such federal confidentiality regulations.

10.2 Release of Records. Upon request by Health Plans, CompCare shall be responsible for obtaining and releasing to Health Plans all information and records or copies of records regarding MHSA Services, Pharmacy Management Services and/or UM Services provided to a Member. Such information shall be provided to Health Plans by CompCare, or CompCare shall require CompCare Providers to provide such information, at no charge, within five (5) days from the date of such request, or such later time as permitted by the requesting agency.

10.3 Health Plans Access to CompCare’s Records. CompCare acknowledges and recognizes that Health Plans shall have full rights to audit performance data, operational data, patient records, process records, reports and all data pertaining to management and services provided by CompCare, in full or in part, for Health Plans under this Agreement. CompCare also acknowledges and recognize that Health Plans have the right, with prior written notice of at least ten (10) days, except as otherwise provided under this Agreement, and in a manner that does not unreasonably disrupt CompCare’s operations and in compliance with CompCare’s policies and procedures relating to security and confidentiality, to audit the operations, to include all data and process flows and all services provided to Health Plans or its Members covered under this Agreement. Audits shall be conducted in accordance with the conditions of this Agreement, and Applicable Laws and regulations. Health Plans may elect to conduct any and all audits directly or it may elect to contract with an independent third party.

As part of the recognized and acknowledged Health Plans’ right to audit, Health Plans or its authorized representative shall be provided full access to all CompCare data, records and reports , and business and financial records, as

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

stipulated above pertaining to operations and services provided to Health Plans under the terms of this contract. This includes but is not limited to operational performance data, policies, procedures, contracts, certifications, personnel data specially as it pertains to qualifications, certifications, training and any other performance or qualification or appropriateness for position related data and any other data or documents that have a bearing on or impacts the services provided.

During the course of the audits or self-audits conducted under the provisions of this Agreement, CompCare and/or Health Plans or the regulator (either directly or through an independent third party), either jointly or independently, may identify situations which can adversely affect Members, groups, providers; areas of improvement, etc. On an ongoing basis CompCare must perform self-audits and report the result of the same not later than fifteen days (15) after the end of the month in which the audit was performed. Upon documentation of the findings, CompCare will immediately prepare an impact report, a copy of which will be submitted to Health Plans. CompCare will also prepare a Corrective Action Plan (CAP) to address and correct the identified deficiency, monitor the CAP or to implement the improvement. Health Plans have the right to establish reasonable specific dates by which the CAP or the improvement must be successfully completed, and to involve or implement any applicable penalties as described in Exhibit G (Performance Standards). The Health Plans also have the right to audit and review the completion of the CAP to ensure that deficiencies have in fact been corrected or that the improvement has been implemented.

CompCare acknowledges and agrees that it must comply with Applicable Law and agree to audits and inspection by CMS and/or its designees or any other government entity and to cooperate, assist, and provide information as requested, and maintain records a minimum of 10 years or for a longer period of time as required by Applicable Law. Also, CompCare acknowledges that it must grant CMS, or its designees the right to inspect all information pertaining to this Agreement during the term of the same and a minimum of 10 years after termination of this Agreement or for a longer period of time as required by the Applicable Law.

Furthermore, CompCare and all related contractors and subcontractors agree: (a) to provide Health Plans with timely access to records, information and data necessary for: (i) Health Plans to meet their obligations under their respective contracts with CMS; and/or (ii) CMS to administer and evaluate the Benefit Plans offered by Health Plans; and (b) to submit all reports and clinical information required by the Health Plans under their respective contracts with CMS.

10.4 Compliance with HIPAA. As CompCare and Health Plans agree that CompCare is a business associate as defined in 45 CFR Sec. 160.103 (the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 “HIPAA”) of Health Plans (the covered entity under HIPAA), CompCare agrees to perform its responsibilities hereunder in a manner that complies with the requirements of HIPAA currently in effect, and as may be amended, and as applicable to CompCare’s relationship with Health Plans. Further, Health Plans as the covered entities and CompCare as Health Plans’ identified business associate agree that their use and disclosure of Protected Health Information (PHI) of Health Plans Members will comply with HIPAA’s “minimum necessary” standards without disrupting the normal treatment, payment or business operations of either party. CompCare will execute the Business Associate Agreement attached hereto as Exhibit K as required of all of Health Plans’ business associates.

10.5 Compliance with Law. Each of the parties hereto represents and warrants to the other parties hereto that such party does at the time of executing this Agreement, and shall at all times during the term of this Agreement, comply with Applicable Law, including the Medicare Program Requirements, applicable ordinances, statutes, regulations and other requirements of municipal, Commonwealth of Puerto Rico and federal authorities including but not limited to Federal Prompt Payment, Federal Criminal Law, the False Claims Act (31 U.S.C. 3729 et seq) and the anti kick-back statute (section 1128B(b) of the Social Security Act).

10.6 Policies and Procedures. CompCare shall abide by all policies and procedures adopted and amended from time-to-time by Health Plans as they apply in general to this Agreement. Health Plans shall provide advance written notice of any material changes in Health Plans’ policies and procedures. CompCare will have specific policies and procedures that will be used when performing the Delegated Functions. Such policies must be approved by Health Plans and must comply with the current requirements of Health Plans and its programs. CompCare understands that its policies and procedures must remain in compliance with the requirements of Health Plans’ programs.

10.7 Accountability. CompCare acknowledges that Health Plans oversee and are accountable to CMS for any functions and responsibilities set forth in the regulations governing the Benefit Plans as set forth in 42 CFR 422.502(i)(1). CompCare further acknowledges and agrees that pursuant to the Medicare Program Requirements, Health Plans, or its designees will monitor CompCare’s performance hereunder and that, Health Plans, and/or CMS

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

shall have the right to terminate the Agreement (subject to the notice and cure period provisions of Section 12.2(1) hereof) if CompCare does not comply with its duties and obligations under the Agreement.

10.8 CompCare Access to Health Plans’ Records. During regular business hours and upon reasonable notice of not less than fourteen (14) days, CompCare shall have access to information and records or copies of records held by Health Plans only to the extent necessary to verify compliance with the provisions of Exhibit A, Sections 4.9, 7.6 or 8.3, and subject to the confidentiality provisions of Section 13.10. Such records shall be retained by Health Plans for at least ten (10) years after from termination of the Agreement or from the date of completion of any audit, whichever is later. No third party may be allowed or designated to conduct an audit or inspection without the prior written consent of the party whose records are being audited or inspected, which consent shall not be unreasonably withheld.

Section 11

Arbitration and

Renegotiation of this Agreement

11.1 Arbitration between Health Plans and CompCare. In the event a dispute between Health Plans and CompCare arises out of or is related to this Agreement, CompCare and Health Plans shall meet and negotiate in good faith to attempt to resolve the dispute. In the event the dispute is not resolved within thirty (30) days of the date one party sends written notice of the dispute to the other party, and if either party wishes to pursue the dispute, then such party’s exclusive remedy (and the exclusive remedy of the other party with respect to counterclaims, if any) will be to pursue final and binding arbitration pursuant to this Section 11.1. In such circumstance, either party may provide thirty (30) days written notice of its intent to commence binding arbitration before three arbitrators pursuant to the commercial arbitration rules of and under the auspices of the American Arbitration Association (“AAA”). Each party shall select one arbitrator and the two arbitrators shall select the third arbitrator. The arbitrators shall be persons with experience in the area of Medicare Advantage and Medicare Part D capitation arrangements. The arbitration shall be held in Wilmington, Delaware and shall commence no later than sixty (60) days after the receipt of the written notice of arbitration. The arbitrators shall have no authority to award any punitive or exemplary damages or to vary or ignore the terms of this Agreement and shall be bound by controlling law.

11.2 Renegotiation Procedure. If either party requests renegotiation pursuant to Section 3.2, Section 4.9(c)(6) or Section 9.1, or as a result of a breach of the representations and warranties of Health Plans set forth in Exhibit A hereto, the parties shall engage in good faith negotiations with the intent and goal of reaching a consensus which will preserve each party’s anticipated benefit and respective rights and obligations under this Agreement. In the event of failure to agree upon renegotiated amounts pursuant to Section 3.2, Section 4.9(c)(6) or Section 9.1 within thirty (30) days of one party issuing notice of a request for renegotiation, CompCare shall continue to provide MHSA Services, pay for Covered Prescription Drug Services, and perform all Delegated Functions hereunder (or any remaining Delegated Functions or other services, in the case of revocation of any Delegated Function or termination of any other services pursuant to Section 4.9(c)(6)) with respect to the Benefit Plans that are subject to the renegotiation, and in such event CompCare shall be compensated for such services at the Capitation rate already agreed upon, including any adjustment imposed pursuant to Section 4.9(c)(6), subject to either party’s right to request arbitration pursuant to Section 11.1. Unless otherwise agreed by the parties, any adjustment to the amounts paid to CompCare that are subsequently agreed to by the parties shall be retroactive to the effective date of the renegotiation notice issued by the party requesting a renegotiation.

Section 12

Term and Termination

12.1 Term. This Agreement shall be effective on the Effective Date and shall continue until September 30, 2012, unless terminated as provided in this Agreement. After the initial term, this Agreement shall automatically renew for an additional one (1) year term on each October 1, unless either party provides at least ninety (90) days prior written notice to the other party of its intent to not renew this Agreement.

12.2 Termination. This Agreement may be terminated as follows:

(1)

by CompCare or Health Plans, upon sixty (60) days prior written notice in the event of a material breach by either party of any term of this Agreement; provided that the notice period shall be thirty (30) days in the event that the breach involves either party’s financial obligations. The written notice shall specify the nature of the breach. In the event the breaching party cures the breach within thirty (30) days after the non-breaching party’s written notice, this Agreement shall not terminate. If a notice of breach is a party’s third

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

(or more) notice of breach to the other party within any twelve (12) month period, the non-breaching party, at its sole discretion, need not provide the breaching party an opportunity to cure.

(2)	by Health Plans, at any time “without cause,” for convenience or for any other reason or for no reason at all, upon at least ninety (90) days prior written notice to CompCare; provided that no such “without cause” termination shall be effective before September 18, 2011. If Health Plans terminates the Agreement without cause effective on or after September 18, 2011 and before September 18, 2012, then Health Plans shall pay CompCare a termination payment as follows: $500,000 if termination is effective on or after September 18, 2011 and before December 18, 2011; $375,000 if termination is effective on or after December 18, 2011 and before March 18, 2012; $250,000 if termination is effective on or after March 18, 2012 and before June 18, 2012; and $125,000 if termination is effective on or after June 18, 2012 and before September 18, 2012. Health Plans shall not make any such payment in connection with a termination or nonrenewal of this Agreement effective on or after September 18, 2012. If Health Plans terminates the Agreement without cause prior to September 18, 2012, Health Plans shall have a right of first refusal to purchase any assets (including, without limitation, any lease of real or personal property) that CompCare disposes of in the Commonwealth of Puerto Rico within one year following such termination.

(3)	by Health Plans or CompCare, immediately upon written notice to the other party in the event that either party (i) has filed involuntarily against it, not otherwise discharged or bonded to the satisfaction of Health Plans within forty-five (45) days of such filing, a petition under the United States Bankruptcy Code, including a petition for Chapter 11 reorganization as set forth in the United States Bankruptcy Code; (ii) voluntarily files a petition under the United States Bankruptcy Code, including a petition for Chapter 11 reorganization as set forth in the United States Bankruptcy Code; or (iii) is unable to pay its debts generally as they become due.

(4)	by CompCare, immediately upon written notice to a Health Plan, in the event that Health Plan loses its licenses to operate as a health plan or no longer has any Members subscribed under its Benefit Plans, provided that such termination shall apply only to the affected Health Plan, and the Agreement shall continue in full force and effect with respect to any remaining Health Plan.

(5)	by Health Plans, immediately upon written notice to CompCare, in the event that: (a) CompCare loses any license or accreditation required in order to perform any of the services required pursuant to this Agreement; (b) CompCare fails to obtain any license or accreditation required in order to perform any of the services required pursuant to this Agreement at least ninety (90) days before such license or accreditation is required; or (c) any governmental authority otherwise prohibits Health Plans from using CompCare as a contractor.

(6)	by Health Plans, pursuant to Section 4.9(c).

(7)	by Health Plans, upon notice to CompCare, in the event of a breach of any of CompCare’s obligations under Section 8.3.

12.3 Effect of Termination.

(1)	Immediately upon termination of this Agreement, Health Plans shall notify Members subject to this Agreement of such termination.

(2)	CompCare shall cooperate with Health Plans or Health Plans’ new mental health and substance abuse vendor in transitioning the care and management of Members in treatment on the date of termination of this Agreement.

(3)	With respect to MHSA Services after the effective date of termination of this Agreement:

(a)         Outpatient MHSA Services. CompCare has no obligation to provide or arrange for the provision of outpatient MHSA Services after the effective date of termination of this Agreement; provided that CompCare’s agreements with CompCare Providers shall require CompCare Providers to agree to continue to provide MHSA Services to Members for up to ninety (90) days after termination of the Agreement or until completion of treatment, whichever occurs first, at the rates set forth in such CompCare Provider’s contract with CompCare, upon a Member’s request. Upon Health Plans’ request, CompCare shall continue to administer payments to CompCare Providers during such period.

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

(b)         Inpatient MHSA Services. In the event a Member was admitted to a hospital pursuant to the terms of this Agreement prior to the effective date of termination, CompCare shall continue to provide and arrange for the provision of inpatient MHSA Services after the effective date of termination until the earlier of the date of the Member’s discharge in compliance with applicable requirements under this Agreement, including Medical Necessity, or the date on which the Member’s coverage ceases under a Benefit Plan.

(c)        Pharmacy Management Services. CompCare has no obligation to provide, arrange for or be financially responsible for any Psychotropic Drugs dispensed to a Member after the effective date of termination of this Agreement.

12.4 Immediate Termination with cause by Health Plans of a CompCare Provider. Health Plans shall have the right to immediately terminate any CompCare Provider’s status as a CompCare provider under this Agreement upon the occurrence of one or more of the following events: (1) the withdrawal, expiration, or non-renewal of any state or local license, certificate, approval or authorization that impairs the CompCare Provider’s ability to practice; (2) exclusion from participation in any federal or state health care program; (3) in cases involving imminent harm to patient care; or (4) a determination of fraud involving the rendering of MHSA Services or other related medical services.

Section 13

Miscellaneous

13.1 Amendment. This Agreement may be amended only in writing and the amendment must be executed by both parties.

13.2 Assignment. Health Plans may assign any of their rights and responsibilities under this Agreement to an Affiliate or to any entity that assumes a Health Plan’s contract with CMS or otherwise acquires the right to provide or arrange for Covered Services to the Health Plan’s Members.

Unless otherwise agreed by Health Plans in their sole and absolute discretion, this Agreement shall terminate upon CompCare’s assignment any of its rights and responsibilities under this Agreement to any person or entity. Notwithstanding the foregoing, if CompCare provides at least ninety (90) days prior written notice to Health Plans of the proposed assignment, including the timing and identity of the proposed party(ies) to the proposed transaction (“Assignment Notice”), Health Plans shall have sixty (60) days from the Assignment Notice to give notice of termination, to be effective upon such proposed assignment. Health Plans may request additional information regarding the proposed assignment, and any such information provided by CompCare shall be deemed part of the Assignment Notice. If Health Plans do not provide written notice of termination to CompCare within sixty (60) days of the Assignment Notice, then the Agreement will not terminate upon assignment, provided that the assignment is consistent with the terms described in the Assignment Notice. For purposes of this section, “assignment” includes a “Change of Control.” “Change of Control” of a party means any change involving such party or its direct or indirect parent, however it occurs, that results in voting control of the party or its direct or indirect parent being acquired by an entity that, before such transaction, was not an Affiliate of such party. An “Affiliate” is an entity that controls, is controlled by, or is under common control of a party. CompCare shall provide prompt written notice to Health Plans of any proposed assignment pursuant to this section. CompCare and Health Plans acknowledge that the Agreement contemplates that persons and entities under contract or affiliated with CompCare or Health Plans, including MSO and CompCare Providers, may perform certain services under this Agreement.

13.3 Successors and Assigns. This Agreement shall be binding upon the successor and assigns of the parties hereto.

13.4 Entire Agreement. This Agreement and any of its Exhibits, Amendments, and Addenda constitute the entire agreement between the parties in regard to its subject matter and, except as expressly stated herein, supersedes any and all prior oral or written agreements, negotiations or understandings between the parties pertaining to the subject matter herein.

13.5 Relationship between the Parties. The relationship between CompCare and Health Plans is solely that of independent contractors and nothing in this Agreement or otherwise shall be construed or deemed to create any other relationship, including one of employment, agency or joint venture. CompCare shall have sole responsibility for the payment of all federal and Commonwealth of Puerto Rico income taxes applicable to the services rendered hereunder by CompCare and its agents and representatives.

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

CompCare expressly acknowledges its understanding that this Agreement constitutes a legally binding agreement between CompCare and Health Plans. CompCare further acknowledges and agrees that it has not entered into the Agreement based upon representations by any person other than Health Plans and that no person, entity, or organization other than Health Plans shall be held accountable or liable to CompCare for any of Health Plans’ obligations to CompCare created under this Agreement. This paragraph shall not create any additional obligations on the part of Health Plans other than those obligations created under this Agreement. No affiliates of Health Plans, present or future, are or will be bound by this Agreement. Health Plans shall not have nor exercise any control or direction over the methods by which CompCare or CompCare Providers shall perform their professional duties.

13.6 Patient Care. CompCare Providers shall remain solely responsible for exercising independent judgment in decisions about patient care. CompCare hereby expressly acknowledges that Health Plans do not practice medicine, and that CompCare Providers shall be solely responsible for all clinical decisions regarding the admission, treatment and discharge of Members under such CompCare Providers’ care.

13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware; provided, however, (a) if Medicare Program Requirements expressly require the application of a choice of law other than Delaware, then such other law shall apply and (b) if a claim must be brought under the law of a jurisdiction other than the State of Delaware (such as under the law of the Commonwealth of Puerto Rico or federal laws) in order to be validly asserted, then the law of such jurisdiction shall apply to such claim and matters relating to or arising from such claim. In the event that any Applicable Law enacted after the Effective Date expressly requires specific language be included in this Agreement, such provisions are hereby incorporated by reference without further notice by or action of the parties, and such provisions shall be effective as of the effective date stated in such Applicable Law.

13.8 Severability. If any clause, sentence, provision or other portion of this Agreement is, or becomes, illegal, null void, or unenforceable for any reason, or is held by a court of competent jurisdiction to be so, the remainder of this Agreement shall remain in full force and effect.

13.9 Notices. Any notice under this Agreement shall be in writing and hand-delivered or sent by prepaid, first class mail or overnight courier to the addresses and addressees identified below, except as otherwise provided in the Agreement. The addresses and the addressees to which notices are sent for either party may be changed by proper notice to the other party using the notice procedures required by this Section 13.9.

CompCare de Puerto Rico, Inc.	MMM Healthcare, Inc and PMC
Medicare Choice, Inc..
[CompCare shall provide a Puerto Rico	350 Avenida Chardon
address on or before the date first written	Suite 500, Torre Chardon
above.]	San Juan, Puerto Rico, 00918

With a copy to:	With a copy to:
Comprehensive Behavioral Care, Inc.	General Counsel
3405 West Dr. Martin Luther King Jr. Blvd.	Aveta Inc.
Suite 101	173 North Bridge Plaza North
Tampa, Florida 33607	Ft. Lee, NJ 07024
Attn: Chairman

13.10 Confidentiality and Intellectual Property. The Confidential Information of a party (the “Disclosing Party”) which is disclosed to the other party (the “Receiving Party”) will be held by the Receiving Party in strictest confidence at all times and will not be used by the Receiving Party (or its representatives, including but not limited to affiliates, employees, officers, directors or limited liability company managers and agents) for any purpose not previously authorized by the Disclosing Party or under the terms of this Agreement. The Confidential Information of the Disclosing Party will not be disclosed or divulged by the Receiving Party to anyone, except as required by law, regulation or regulatory authority requirement, or with the prior written permission of the Disclosing Party and on the condition that the party to whom the Confidential Information is disclosed agrees in writing in advance to be bound by these terms and conditions. The Receiving Party may disclose the Confidential Information to those of its employees, advisors or affiliates (and the employees and advisors thereof) who need to review the Confidential Information for the purposes authorized by the Disclosing Party but only after the Receiving Party has informed them of the

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

confidential nature of the Confidential Information and directs them to treat the Confidential Information in accordance with the terms of this Agreement. The Disclosing Party retains all right, title and interest in and to its Confidential Information.

The term “Confidential Information” includes, but is not limited to, any information of either the Receiving or Disclosing Party (whether oral, written, visual or fixed in any tangible medium of expression), relating to either party’s services, operations, systems, programs, inventions, techniques, suppliers, customers and prospective customers, contractors, cost and pricing data, trade secrets, know-how, processes, plans, reports, designs and any other information of or relating to either party’s business, including its therapeutic, disease management, and health education programs, but does not include information which (a) was known to the Receiving Party before it was disclosed to the Receiving Party by the Disclosing Party, (b) was or becomes available to the Receiving Party from a source other than the Disclosing Party, provided such fact is evidenced in writing and the source is not bound by a confidentiality obligation to the Disclosing Party, or (c) is developed by the Receiving Party independently of the Disclosing Party’s Confidential Information, provided that such fact can be documented. Each party will also keep the terms of this Agreement confidential as Confidential Information, except as required by law or regulation.

If the Receiving Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority, law or regulation, or otherwise) to disclose any of the Confidential Information, the Receiving Party will notify the Disclosing Party promptly in writing so that the Disclosing Party may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Agreement. The Receiving Party agrees not to oppose any action by the Disclosing Party to obtain a protective order or other appropriate remedy. If no such protective order or other remedy is obtained, or the Disclosing Party waives compliance with the terms of this Agreement, the Receiving Party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required and will exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

CompCare and Health Plans will comply with all Applicable Law regarding patient confidentiality. CompCare will not furnish any patient identifiable or Health Plans identifiable data or information to any third party without the written consent of Health Plans, except under the terms of this Agreement or as required by Applicable Law. The restrictions set forth in this Section 13.10 will not apply to claims data or information that is not identifiable on a Health Plans or patient basis in compliance with Applicable Law.

13.10.1        Return or Destruction of Information. All Confidential Information will remain the property of the Disclosing Party, and except to the extent required to be maintained in accordance with the Agreement, Applicable Law or the party’s standard audit procedure, the Receiving Party will return or destroy all written or tangible materials, and all copies thereof, upon request of the Disclosing Party or upon termination of this Agreement, and shall notify the Disclosing Party of such destruction or such need to retain such documentation.

13.10.2        Software Proprietary to CompCare. All CompCare software, hard coding, and logic used to generate the compilations of information contained in CompCare’s claims adjudication system and in all other software developed by CompCare or its designees in connection with performing under this Agreement, and any prior and future versions thereof by any name, are the property of CompCare and are protected by copyright which shall be owned by CompCare.

13.10.2        Proprietary to Health Plans. All CompCare and Health Plans’ data and databases made available or provided to the other party, and any prior and future versions thereof by any name, are and will at all times remain the property of either CompCare or Health Plans (as the case may be) or its licensors and are deemed such party’s Confidential Information for the purposes of this Section 13.10. Neither CompCare not Health Plans will have any rights in such data or database of the other party other than the limited right to use them for the purposes of performing the services hereunder, as expressly set forth in this Agreement and in accordance with the Business Associate Agreement, attached hereto as Exhibit K.

13.10.3        Trade Names; Trademarks; and Service Marks. Neither party shall use any trade names, trademarks or service marks of the other party, or any word or symbol likely to be confused with such trade names, trademarks or service marks, unless authorized by the other party in writing or as expressly permitted by this Agreement.

13.10.3.1 Health Plans shall have sole responsibility for the advertising and marketing of all Health Plans. CompCare shall not promote or use Health Plans in any advertising or marketing efforts without prior written

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

approval of Health Plans; provided, however, that CompCare shall have the right to use Health Plans’ names for the purposes of performing its obligations under this Agreement.

13.10.3.2 Health Plans and CompCare shall have the right to use the name of the other party for purposes of marketing (with the prior consent of the other party), informing Members of the identity of CompCare as a Health Plan contractor, and otherwise to carry out the terms of this Agreement.

13.10.4        Access to Information. For a period of ten (10) years after termination of this Agreement or such longer time period as may be required by Applicable Law, Health Plans and their representatives shall have reasonable access to all of the books and records of CompCare to the extent that such access may reasonably be required by Health Plans in order for Health Plans to comply with their applicable legal obligations and requirements and to enforce any other rights under the Agreement. Such access shall be afforded by CompCare upon receipt of reasonable advance notice and during normal business hours.

13.10.5        Remedies. Any unauthorized disclosure or use of Confidential Information would cause CompCare or Health Plans immediate and irreparable injury or loss that cannot be adequately compensated with money damages. Accordingly, if either party fails to comply with this Section 13.10, the other party will be entitled to specific performance including immediate issuance of a temporary restraining order or preliminary injunction enforcing this Agreement and to judgment for damages (including reasonable attorneys’ fees) caused by the breach, and to any other remedies provided by law.

13.11 No Solicitation of Employees. Unless otherwise agreed to by the affected party, from the date hereof until either party submits a notice of termination or nonrenewal to the other, neither party shall, without the prior consent of the other party, directly or indirectly solicit, employ or engage any employee of the other party for the purpose of designing, developing and/or managing a program to provide managed mental health and/or substance abuse treatment services. Notwithstanding this provision, a party will not be precluded from hiring any such person who has been terminated by a party prior to commencement of employment discussions between the other party or its representatives and such employee.

13.12 Exclusive Nature of Agreement. Health Plans and CompCare agree that, except as otherwise set forth in this Agreement or in the case of written waiver by CompCare, CompCare shall be the sole and exclusive provider of MHSA Services for the Benefit Plans issued by Health Plans as of the Effective Date of this Agreement. This provision does not prohibit Health Plans from contracting with any other provider, including a provider of behavioral health services, so long as such contract is not used by Health Plans in violation of, or contrary to, any of the provisions this Agreement. By way of example, Health Plans may have contracts with behavioral health providers that are not used in connection with providing MHSA Services for the Benefit Plans during the term of this Agreement.

13.13 Transition of Services to CompCare. CompCare will have two full time employees in its primary office located in Puerto Rico who will be available to be at Health Plan’s offices, as needed, during the transition period between the previous MHSA provider and CompCare.

13.14 Representation and Warranty Regarding Settlement. CompCare represents and warrants that (a) it and Inspira Mental Health Management, Inc (“Inspira”) have executed and delivered that certain Settlement Agreement, Release and Other Binding Commitments dated July 2, 2010 (“Settlement Agreement”), whereby it and Inspira have fully and completely settled all disputes and litigations between them, (b) all transactions contemplated by the Settlement Agreement have been completed, including filing of a stipulation of dismissal in the underlying litigation; (c) the releases contemplated by the Settlement Agreement are effective; (d) there are no disputes relating to such Settlement Agreement either pending or threatened by either CompCare or Inspira; and (e) CompCare. is wholly owned by Comprehensive Behavioral Care, Inc.

13.15 Fraud, Waste and Abuse Program. CompCare acknowledges that Health Plan has established a fraud, waste and abuse (FWA) program applicable to services performed in accordance with this Agreement. CompCare acknowledges that it will train employees and CompCare Providers at least once a year and shall comply with the provisions of the FWA program and CMS requirements in order to detect, prevent and correct fraud, waste and abuse and that it shall be in compliance with all Applicable Law, including, but not limited to monitoring and auditing internal processes and activities. CompCare shall assist Health Plan in improving a FWA program. CompCare will also cooperate with Health Plans by providing information, data, records, files and/or documents required and

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

available related to the operation of the FWA program. CompCare shall provide to Health Plans a copy of the protocol including but not limited to detection and prevention tools when requested.

Health Plans have established a Special Investigations Unit (SIU). The primary objective of the SIU is to prevent, detect and conduct preliminary or full investigations of situations that rise from suspicion or allegations of potential fraud, waste or abuse in the processing and payments of claims for services rendered to our subscribers and beneficiaries, including mental health claims.

CompCare shall establish a protocol or detection tools to verify and validate that CompCare Providers are in compliance with CMS general practice guidelines and Health Plans’ rules for mental health services. CompCare must ensure that it will pay the right amount for covered and correctly coded mental health services rendered to Members. CompCare shall provide to SIU a copy of the protocol or detection tools when requested by ISU upon reasonable written notice to CompCare.

The protocol or detection tools must take in consideration unlawful practices and most common fraud, waste or abuse practices, including, but not limited to:

•	Upcoding – incorrect reporting of procedures to maximize payments
•	Double billing – duplicate payments for same subscribers or beneficiaries, same date of services, etc.
•	Unbundling or exploding charges
•	Overutilization
•	False claims – billing for services not rendered
•	Alteration of claims forms, electronic claims records, medical documentation, etc.
•	Collusion between a provider and a Member
•	Unnecessary services
•	Using the adjustment payment process to generate fraudulent payments
•	Using another Member’s card to obtain mental health services

CompCare shall notify Health Plans of any situation that may raise suspicion or allegations of potential FWA during the processing and payment of claims. Such notice shall be provided to Health Plans immediately, and in any event, no later than ten (10) days after such suspicion or allegations of potential FWA comes to the attention of CompCare.

Section 13.16 Force Majeure. Neither party shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to Acts of God, wars, insurrections and/or any other cause beyond the control of the party whose performance is affected.

Section 13.17. Waiver. No course of dealing or failure by either party to enforce any term, right or condition of the Agreement shall be construed as a waiver or discharge of such term, right or condition. No waiver or discharge shall be valid unless in writing, singed by an authorized representative of the party against whom such waiver of discharge is sought to be enforced.

Section 13.18 Advance. On the Effective Date of this Agreement, Health Plans shall advance to CompCare Six Hundred Thousand Dollars ($600,000) of the Net Capitation Amount (as defined in Exhibit A) that will be due to CompCare pursuant to Exhibit A hereto for the final month of the initial term (or earlier termination) of this Agreement, and in consideration thereof, on the Effective Date, CompCare’s parent, Comprehensive Care Corporation, in consideration of this benefit provided to its indirect subsidiary, CompCare, shall issue to Health Plans’ designee, MSO of Puerto Rico, Inc., a warrant to purchase five million (5,000,000) shares of Comprehensive Care Corporation common stock, with a strike price of $0.25 per share and a term of five (5) years, in the form attached hereto as Exhibit L. The portion of the Net Capitation Amount advanced hereunder will be credited to Health Plans on the date that the Net Capitation Amount is due for the final month of the initial term (or earlier termination).

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers to execute and deliver this Agreement as of the date first written above, to be effective on the Effective Date.

COMPCARE DE PUERTO RICO, INC.		PMC MEDICARE CHOICE, INC. MMM HEALTHCARE, INC.

By:	/s/ Remedios Rodriquez	By:	/s/ Orlando Gonzalez
Printed Name: Remedios Rodriquez		Printed Name: Orlando Gonzalez
Title: President		Title:	President

Comprehensive Behavioral Care Inc. and Comprehensive Care Corporation, jointly and severally, hereby guarantee all the payment and performance obligations of CompCare de Puerto Rico, Inc. under or relating to this Agreement.

COMPREHENSIVE BEHAVIORAL CARE, INC.		COMPREHENSIVE CARE CORPORATION

By:	/s/ Clark Marcus	By:	/s/ Clark Marcus
Printed Name: Clark Marcus		Printed Name:
Title: Co-Chief Executive Officer		Title:

EXHIBIT A

SERVICES PAYMENT ADDENDUM

[*]

EXHIBIT B

MHSA SERVICES AND COVERED PRESCRIPTION DRUG SERVICES ADDENDUM

The following Services and supplies are MHSA Services and Covered Prescription Drug Services only to the extent that they are for Medically Necessary Covered Services for mental health and/or substance abuse diagnoses.

General Guidelines for MHSA Services

CompCare is responsible for the provision of MHSA Services and Covered Prescription Drug Services offered by traditional Medicare coverage and Medicare Part D, as defined by CMS from time to time, and the supplemental benefits offered by Health Plans though various Benefit Plans (including Benefit Plan formularies), as amended from time to time, and described in each Health Plan website: www.mmm-pr.com and www.pmcpr.org. CompCare’s and Health Plans’ respective financial responsibility for Covered Services is further described in the Cost Allocation Schedule attached hereto to as Exhibit B-1.

With the exception of inpatient detoxification, inpatient services are MHSA Services only for medically stable patients in a psychiatric or substance abuse bed, unless a psychiatric or substance abuse bed is unavailable. All inpatient detoxification services are only for patients who do not have a complicating disorder causing medical instability and requiring placement in an intensive care unit.

Psychiatric hospitalization is provided when Medically Necessary for acute psychiatric and substance abuse conditions which are a Covered Service under the Health Plans’ Benefit Plans.

Detoxification is limited to the acute abuse of or addiction to alcohol, narcotic substances, tranquilizers and/or psychotropic substances which, when withdrawn from, can cause medical complications.

DESCRIPTION OF SERVICES	1. SERVICES INCLUDED AS MHSA SERVICES
Emergency Room

—   Psychiatric consultations if a mental health problem or chemical dependency is suspected. All other emergency room professionals, technical and facility charges are excluded; provided that such services are CompCare’s responsibility if the primary diagnosis is a mental health or substance abuse diagnosis.

Outpatient Mental Health/Substance Abuse

—   Mental health and or substance abuse professional services.

—   Psychiatric diagnostic assessment and outpatient treatment including but not limited to individual and group therapy, psychiatric consultations and medication management.

—   Psychological testing.

— Intensive outpatient treatment programs (I.O.P.). — Specialized psychological treatment programs or services. — ECT, including anesthesiology.
Partial Hospital Days or Day Treatment (defined as treatment that is greater than two (2) hours but less than twelve (12) hours per day)

—   Facility services.

—   Mental health and/or substance abuse professional services.

—   All partial hospital treatment or day treatment necessary to prevent full-time hospitalization or to provide transition services to allow early discharge from full-time hospitalization.

—   Routine diagnostic procedures and services related to the admission diagnosis.

Inpatient Mental Health/Substance Abuse

—   Facility services.

—   Inpatient treatment programs, services and professional fees.

—   Routine diagnostic procedures related to admission diagnosis.

—   ECT.

—   Inpatient medication related to mental health/substance abuse condition, including Psychotropic Drugs.

Inpatient Medical/Surgery	— Psychiatric consultations and Medically Necessary subsequent visits for Members in medical beds. See Exhibit B-2.

Psychotropic Drugs

CompCare is financially responsible for all Psychiatric Pharmacy Claims Costs. Psychotropic Drugs for which CompCare is financially responsible are limited to those therapeutic classes listed below:

CMS_Therapeutic_Category_Name	CMS_Therapeutic_Class_Name

AUTONOMIC AND CNS MEDICATIONS	ANTIMANIA DRUGS

AUTONOMIC AND CNS MEDICATIONS	ANTIPSYCHOTIC DRUGS

AUTONOMIC AND CNS MEDICATIONS	ANXIOLYTICS

AUTONOMIC AND CNS MEDICATIONS	CNS STIMULANT DRUGS

AUTONOMIC AND CNS MEDICATIONS	MAO INHIBITORS

AUTONOMIC AND CNS MEDICATIONS	OTHER ANTIDEPRESSANTS

AUTONOMIC AND CNS MEDICATIONS	OTHER CNS/AUTONOMIC DRUGS

AUTONOMIC AND CNS MEDICATIONS	SECONDARY AMINES

AUTONOMIC AND CNS MEDICATIONS	SEDATIVE/HYPNOTIC DRUGS

AUTONOMIC AND CNS MEDICATIONS	SELECTIVE SEROTONIN REUPTAKE INHIBITORS

AUTONOMIC AND CNS MEDICATIONS	TERTIARY AMINES

Mixed Services

When a Member’s condition requires treatment for both physical and mental health or chemical dependency problems, the applicable financial responsibilities will be as described in Exhibit B-2 (Concurrent Physical and Psychiatric Disorders and Services (“Mixed Services”)), attached hereto.

Exclusions

Services and supplies that are not MHSA Services are described in Exhibit B-3 (Exclusions from MHSA Services and Covered Prescription Drug Services), attached hereto.

Other Services

When a CompCare Provider orders services that are not CompCare’s financial responsibility, the CompCare Provider will be instructed to obtain authorization according to Health Plan’s procedures, and the patient will be referred to a Health Plan Provider, whenever possible, for the service. Health Plan will be responsible for the cost of Covered Services that are not MHSA Services or Covered Prescription Drug Services.

EXHIBIT B-1

COST ALLOCATION SCHEDULE

Service	CompCare Responsibility	Health Plans Responsibility
[*]	[*]	[*]

EXHIBIT B-2

CONCURRENT PHYSICAL AND PSYCHIATRIC DISORDERS AND SERVICES

(“MIXED SERVICES”)

1.	General Considerations: When a Member is hospitalized, determination of financial responsibility will be based on consideration of:

a.	The type of treatment unit in which the Member resides.
b.	The specialty of the physician who has primary responsibility for the Member’s care.
c.	Whether the services in question are generally considered primary or adjunctive.
d.	The primary diagnosis and cause for the hospitalization.
e.	Customary standards of treatment for patients with the same primary diagnosis.

2.	Psychiatric services for medical patient: If, based on the factors set forth above, inpatient care is Health Plans’ responsibility, CompCare will not be responsible for services provided or ordered by the physician responsible for the Member’s hospital care, except for psychiatric/psychological consultations and Medically Necessary subsequent visits, authorized by CompCare.

3.	Psychiatric diagnosis assigned to medical patient: If a Member is admitted for a medical complaint, but the medical evaluation leads to a psychiatric diagnosis, CompCare will not be responsible for the cost of care (except for psychiatric/psychological consultations as described in Section 2 above) up to the point the patient is admitted to a CompCare-authorized treatment facility or the care is otherwise authorized by CompCare. CompCare will be responsible for subsequent mental health/chemical dependency care that is authorized by CompCare.

4.	Medical patient admitted to psychiatric unit for management: If a Member is admitted for a medical problem but is placed on a psychiatric unit for behavioral management purposes because of a concurrent psychiatric diagnosis that otherwise would not have required hospitalization, CompCare will not be responsible. In cases where hospital confinement exacerbates the concurrent psychiatric condition and necessitates transfer to a psychiatric unit, CompCare will be responsible for the psychiatric portion of the admission.

5.	Treatment for Dementia and other Organic Disorders: CompCare will be responsible only for psychiatric consultation and adjunctive supportive family therapy. If a dementia patient is hospitalized in a psychiatric unit because of placement issues, behavioral management purposes, or respite care, and the admission is not authorized by CompCare as a psychiatric admission, CompCare will only be responsible for psychiatric professional fees and Psychotropic Drugs.

EXHIBIT B-3

EXCLUSIONS FROM MHSA SERVICES AND PHARMACY MANAGEMENT

SERVICES ADDENDUM

The following do not constitute MHSA Services and Covered Prescription Drug Services. Provision of these services shall remain the sole responsibility of Health Plans to the extent that they are Covered Services under a Member’s Benefit Plan.

1.	Treatment rendered in connection with illness classified in ICD-9 as delineated in the table below. Provided, however, initial assessment and/or differential diagnosis of the illnesses listed below, and treatment for Members who have additional diagnoses that can be treated separately from the primary diagnosis shall not be excluded.

Disease Category	ICD-9

Dementias and Other Organic Disorders, except as provided in Exhibit B-2	290.00 – 290.99, 293.00 – 293.99, 294.00 – 294.99, 310.00 – 310.99

Antisocial Personality Disorder	301.70 – 301.79

Physiological Malfunction Arising from Mental Factors	306.00 – 306.99; except that 306.51 is not excluded

Stammering and Stuttering	307.00 – 307.09

Tics	307.20 – 307.29

Stereotyped Repetitive Movements	307.30 – 307.39

Unspecified Special Symptoms	307.90 – 307.99

Developmental Disorders and Mental Retardation	315.00 – 315.99, 317.00 – 319.99

All “V” Codes

2.	Conditions not subject to favorable modification according to generally accepted standards of psychiatric care; provided, however, MHSA Services shall include services that have been established by the psychiatric profession to be effective for the Member’s condition.

3.	Relationship, marriage, academic and other counseling when not attributable to a mental disorder (e.g., V-Codes).

4.	Treatment for pain with physiological origins, unless CompCare determines such pain has psychological or psychosomatic components.

5.	Services and treatment provided in connection with or to comply with a court order, involuntary commitments, police detentions and other similar arrangements.

6.	Treatment of Members who are out of the Service Area (except Emergency MHSA Services for Members temporarily traveling to the United States.

7.	Experimental, investigational, controversial or unproven services, treatments, devices, or pharmacological regimens as determined by CompCare including services utilizing methadone treatment, L.A.A.M., Cyclazocine or their equivalents.

8.	Assessment services, including psychological testing, that are for educational, vocational, rehabilitational or legal purposes, notwithstanding that the evaluation may have been ordered by a physician, unless such assessment or testing is integral to diagnosis or treatment. This includes, but is not limited to, the following:

a.	Child custody evaluations; for example, to assist a court in awarding custody.
b.	Evaluation of abuse for legal purposes; for example, videotaped interviews of an actual or suspected victim of sexual abuse for use in a legal proceeding.
c.	Suitability for employment, licensure, etc.
d.	Learning disability evaluations.
e.	Attention Deficit/Hyperactivity Disorder evaluation.
f.	Educational placement planning.
g.	“Baseline” or other evaluations related to a rehabilitation therapy program for an acquired physical disability.

9.	Residential treatment or institutional care.

10.	Services specifically for conditions that are not currently included in the ICD-9.

11.	Services provided outside mental health treatment units, facilities or outpatient clinics for the following:

a.	Chronic pain disorders.
b.	AIDS.
c.	Head injuries.

12.	Speech evaluations or therapy.

13.	Weight loss treatments.

14.	Any service not pre-certified by CompCare except Emergency or Urgently Needed MHSA Services

Out-of-Area Care

Mental health/chemical dependency care rendered to Members outside of the Service Area will not be CompCare’s responsibility, except at the discretion of CompCare when authorized in advance by CompCare. Upon request by Health Plan, CompCare will provide telephone-based case management services, at no cost, to facilitate prompt return of the Member to the Service Area. The costs of returning the patient to the Service Area will not be CompCare’s. Care after the Member returns to the Service Area will be CompCare’s financial responsibility. CompCare will provide Emergency MHSA Services to Members temporarily traveling to the United States.

EXHIBIT C

PHARMACY UTILIZATION MANAGEMENT DELEGATION

A.	PHARMACY UTILIZATION MANAGEMENT ACTIVITIES OF COMPCARE

1.	Establishment of Pharmacy UM Program. CompCare will establish a pharmacy utilization management (“RxUM”) program (the “RxUM Program”) acceptable to Health Plans and in accordance with NCQA, CMS, ASES and Health Plans standards. The RxUM Program shall seek to assure Psychotropic Drug utilization is cost-effective and Medically Necessary. Health Plans retain the right to amend, add, change, or modify its delegation policies and procedures and annual assessment program documents.

2.	Description of Delegated RxUM Activities. The delegated RxUM Program functions shall include, but not be limited to, monitoring and evaluation of volume and appropriateness of Psychotropic Drugs utilized by Health Plans Members, to include preauthorization, exceptions and reimbursements, concurrent and retrospective review. CompCare shall maintain a written RxUM Program Description which includes policies and procedures to evaluate criteria, information sources and processes used to review and approve a Psychotropic Drug for a Member. These policies and procedures must be consistent with Health Plans policies and procedures and must comply with the standards of Accreditation Agencies, as well as the requirements of the applicable government agency.

3.	Designation of CompCare Representative and Access to Committee Meetings. CompCare agrees to report on the results of its RxUM Program to Health Plans Board of Directors, or appropriate committee thereof, at least annually. CompCare agrees to designate a utilization management representative(s) who shall meet on a regular basis with Health Plans Pharmacy Director or Pharmacy Director designee to discuss the status of the RxUM Program as well as any changes or modifications.

4.

Audit by Health Plans. CompCare agrees to permit Health Plans access to CompCare’s RxUM Program records, reports and any other information and/or data it might deem necessary in order to audit such activities and assure that CompCare is in compliance with all provisions of this Exhibit C. CompCare will allow Health Plans to conduct an initial on-site visit and a minimum of one on-site review annually at which Health Plans will review all pertinent criteria and documentation, including the results of concurrent and retrospective pharmacy records reviews and audits. Health Plans maintains the right to conduct pharmacy record audits when it deems it to be appropriate. Requests for pharmacy records will be made ten (10) working days prior to a scheduled review. CompCare agrees to permit Health Plans access to CompCare’s Pharmacy and Therapeutic Committee meeting minutes, or a written summary of the minutes, reports of monitoring and evaluation results of drug utilization management studies, and to facilitate auditing of CompCare’s drug utilization management process. CompCare agrees to notify Health Plans within twenty-four (24) hours of any identified drug utilization issues or problems that are reasonably likely to affect Members. CompCare will notify Health Plans immediately if CompCare and/or its CompCare Providers are unable to rectify any issues or problems which may adversely affect Members. CompCare will comply with any reasonable corrective action plans and/or recommendations made by Health Plans and all NCQA standards with respect to the RxUM Program within a timetable determined by Health Plans in consultation with CompCare. CompCare will allow Health Plans to conduct an initial pre-delegation desk-top and on-site audit utilizing Health Plans audit tools that meets national standards, with annual and “as needed” on-site audits and in order to determine compliance with all applicable standards.

5.	Submission of Information to Health Plans. CompCare agrees to submit to Health Plans the information specified in this Agreement, in the time periods specified therein, or as required by Health Plans from time to time to comply with Applicable Law requirements.

6.	Cooperation With Regulatory Agencies. CompCare agrees to provide access to, and cooperate with, NCQA, CMS, ASES, DHS, OIG or any other regulatory agency in connection with any external investigation and/or assessment of the RxUM Program by such agency.

7.	Plan as Final Authority. Health Plans retain the right to make the final decision regarding the appropriateness of drug utilization or the denial of a benefit to any Member, subject to the terms of this Agreement.

8.	Subdelegation. Health Plans retain the right to approve arrangements for any drug utilization management activities sub-delegated by CompCare or any of its delegates. CompCare shall obtain Health Plans approval prior to sub-delegation of any activities initiated during the term of this Agreement, and shall report any change in approved sub-delegation arrangements to Health Plans at least thirty (30) days in advance of such change. Sub-delegates shall be subject to all Applicable Laws and Health Plans policies and procedures. Any required approval by Health Plans of any sub-delegate shall not be unreasonably withheld.

9.	Corrective Action. Health Plans may require corrective action pursuant to Section 4.9 of the Agreement for any deficiencies identified during the annual assessment, through required reporting, through regulatory oversight by Federal or Puerto Rico authorities or otherwise.

10.	Changes to RxUM Program. CompCare agrees that the RxUM Program will be maintained in the form disclosed to Health Plans and that Health Plans will be notified in writing, no less than thirty (30) working days prior to any proposed material changes to the RxUM Program functions or activities. Changes to RxUM Program will be subject to Health Plans approval. CompCare will notify Health Plans in writing, no less than thirty (30) working days of any change in CompCare’s NCQA accreditation status or receiving less than a full accreditation verified by the NCQA web site.

11.	Federal and Commonwealth of Puerto Rico Reviewers: Upon request and with reasonable advance notice, CompCare shall provide access to files and records for duly authorized representatives of the federal and Commonwealth of Puerto Rico government

12.	NCQA Reviewers: CompCare agrees to provide access to RxUM files and records for NCQA reviewers as necessary to facilitate Health Plans NCQA accreditation process. Health Plans agrees to provide CompCare with notice of a file request within one working day of receiving the request from NCQA.

13.	Confidentiality. CompCare and Health Plans agree to hold information shared under the terms of this Agreement confidential pursuant to Section 13.10 of the Agreement and the terms of the Business Associate Agreement that is part of this Agreement as Exhibit K.

B.	HEALTH PLAN RESPONSIBILITIES

1.	Health Plans have delegated the RxUM responsibilities describe in Section C based on a pre-delegation assessment of CompCare’s RxUM Program, which found the RxUM Program to be in substantial compliance with all application regulatory and accreditation requirements and required corrective action for all aspects that were not found to be fully compliant.

2.	Health Plans will provide CompCare with monthly reports of Member complaints received on the Health Plans Member Services toll-free line and adverse event information for CompCare Members.

3.	Health Plans will review monthly and quarter report information and follow-up with CompCare as necessary.

4.	Health Plans will require a corrective action plan, as established in Section 4.9 of the Agreement, for any compliance issues identified and tracking it to completion.

5.	Annual Program Assessment: Subsequent to pre-delegation assessment, and following reasonable advance notice, Health Plans shall conduct annual assessments of CompCare’s RxUM Program. Health Plans shall base such assessment on NCQA, ASES, CMS, and OIG standards for RxUM and will include review of files. CompCare shall provide access to all records necessary to assess CompCare’s RxUM Program.

6.	Revocation of Delegation: Should any regulatory authority (including ASES, CMS or OIG) or Health Plans determine that CompCare is not performing satisfactorily after having been given an opportunity to cure deficiencies pursuant to a corrective action plan under Section 4.9 of the Agreement, Health Plans may rescind RxUM delegation upon thirty-days (30) advance written notice to CompCare.

7.	Provision of Notices Regarding Formulary Changes: Health Plans will provide CompCare with monthly reports of formulary changes.

8.	Delegation Termination: In the event this Agreement or RxUM delegation ends, CompCare and Health Plans will develop a mutually agreeable transfer of CompCare’s RxUM file information necessary for Health Plans to adopt CompCare’s cycle.

C.	UTILIZATION MANAGEMENT REQUIREMENTS & TIME FRAMES

1. Annually, CompCare will submit a written description of the RxUM Program that outlines the program structure, accountability, policies, procedures and Psychotropic Drug review criteria. The RxUM Program Description and policies must meet Health Plans requirements, which include specific procedures and protocols for ASES, CMS and NCQA. Policies must meet NCQA and CMS standards and must be approved by Health Plans prior to their implementation. The RxUM Program Description must be submitted within the first 30 days of a new contract and then 30 days after the end of the first calendar quarter, or as requested by Health Plans in response to regulatory agency requirements, along with an annual UM Evaluation.

2. CompCare must make Psychotropic Drug utilization decisions in a timely manner according to Health Plans standards.

a.	Complete “standard coverage determinations” (as defined by CMS) and the required notification within 72 hours upon receipt of the request.

i.	Required oral notification for a standard coverage determination involves notifying the Member when the request is made by the Member, notifying the Member’s representative when the request is made by the Member’s representative, or notifying the prescribing physician when the request is made on behalf of the Member by the same.

ii.	Required written notification for an adverse standard coverage determination involves notifying the Member in writing when the request is made by the Member, notifying the Member’s representative in writing when the request is made by the Member’s representative, or notifying the prescribing physician in writing when the request is made on behalf of the Member by the same.

iii.	CompCare should be able to receive standard coverage determination requests from Health Plan Members, Member authorized representatives, and providers through phone, fax, mail, e-mails and in person.

b.	Complete “expedited coverage determinations” (as defined by CMS) and the required notification within 24 hours upon receipt of the request.

i.	Required oral notification for an expedited coverage determination involves notifying the Member when the request is made by the Member,

notifying the Member’s representative when the request is made by the Member’s representative, or notifying the prescribing physician when the request is made on behalf of the Member by the same.

ii.	Required written notification for an expedited coverage determination involves notifying the Member in writing when the request is made by the Member, notifying the Member’s representative in writing when the request is made by the Member’s representative, or notifying the prescribing physician in writing when the request is made on behalf of the Member by the same.

iii.	CompCare should be able to receive expedited coverage determination requests from Health Plan Members, Member authorized representatives, and providers through phone, fax, mail, e-mails and in person.

3. CompCare will obtain relevant clinical information and consult with the treating provider when making the initial decision.

4. CompCare will provide written reports as requested and needed by Health Plans.

5. CompCare will provide, electronically, data information on authorization and Psychotropic Drug utilization management decisions as specified by Health Plans hereto and as required by the regulatory agencies.

6. CompCare shall follow the process within the Part D QIC Reconsideration Procedures Manual provided by the Independent Review Entity (IRE), MAXIMUS Federal Services

CompCare agrees to the following allocation of responsibilities:

Responsibility	HEALTH PLAN	CompCare	Comments
[*]	[*]	[*]	[*]

RxUM DELEGATED FUNCTIONS

RESPONSIBILITY	COMPCARE	HEALTH PLAN
[*]	[*]	[*]

EXHIBIT D

CMS REQUIREMENTS FOR FIRST TIER AND DOWNSTREAM CONTRACTORS

CMS requires that Medicare Advantage Organizations and Part D Plan Sponsors, and the persons and entities with which they contract, comply with certain requirements and include certain contractual provisions in contracts relating to the provision of items and services under the Medicare Advantage and Medicare Prescription Drug Benefit Programs (the “Programs”). Most of such requirements are set forth in the Agreement. However, certain requirements also apply to CompCare Providers as “Downstream Entities,” as defined below. This Addendum includes requirements that apply to both CompCare as a First-tier Entity and CompCare Providers as Downstream Entities. CompCare and CompCare Providers are collectively referred to as “Contractors”, and CompCare hereby agrees that it shall comply with and require all CompCare Providers to comply with all applicable terms of this Addendum.

1.	Definitions.

a.	All defined terms of the Agreement are incorporated herein. All capitalized terms used herein that are not otherwise defined in the Agreement or in this Addendum shall have the same meanings as those terms are defined under Applicable Law.

b.	For purposes of this Addendum, the term “Downstream Entity” has the same definition as in 42 C.F.R. §§ 422.2 and 423.4, which, at the time of execution of the Agreement and this Addendum, means any entity that enters into a written arrangement with persons or entities involved with the Programs, below the level of the arrangement between Health Plans and a First-tier Entity, such as CompCare.

c.	For purposes of this Addendum, the term “First-tier Entity” has the same definition as in 42 C.F.R. §§ 422.2 and 423.4, which, at the time of execution of the Agreement and this Addendum, means any entity, such as CompCare, that enters into a written arrangement with Health Plans to provide administrative and/or health care services to and on behalf of Health Plans.

d.	For purposes of this Addendum, the term “Government Authority” means the United States of America, the states, or any agency, department, court, arbitrator, commission, board, bureau, authority, instrumentality or other body, whether federal, state, local or foreign having jurisdiction over either party or such other person as the context so requires. The term “Government Authority” includes, without limitation, CMS and ASES.

2.

Subcontracting. The parties acknowledge that all vendors, suppliers, and participating providers of Health Plans are considered First-tier or Downstream Entities, and all First Tier and Downstream Entities must comply with all of the applicable provisions contained in this Addendum. Accordingly, CompCare, as a First-tier Entity, agrees that it will not contract with any person or entity to provide services to Members as a CompCare Provider unless (i) such arrangement is approved by Health Plans in writing; (ii) such person or entity is specifically obligated, through a written agreement executed between such person or entity and CompCare, to comply with all of the provisions applicable to Contractor contained in this Addendum; and (iii) such written arrangement specifically permits Health Plans to approve, suspend or terminate the arrangement with respect to Health Plans upon determination by either CMS or Health Plans, in its sole discretion, that such person or entity is not performing services satisfactorily.

3.	Health Plans Oversight and Accountability. The parties acknowledge and agree that Health Plans shall oversee, and ultimately remain responsible and accountable to CMS for, those functions and responsibilities required of Health Plans pursuant to Applicable Law.

4.	Confidentiality and Accuracy of Member Records. Contractor shall abide by Applicable Law and Health Plans’ policies and procedures regarding privacy, confidentiality, accuracy, use and disclosure of, and access to, medical records and other health and enrollment information of Members, including, without limitation, 42 C.F.R. §§ 422.118 and 423.136 and the HIPAA Privacy Rule, as the same may be amended.

5.	Contractor’s Records and Facilities.

a.	Contractor shall maintain adequate operational, financial and administrative records, contracts, books, files and other documentation directly or indirectly related to the provision of services under the Agreement, the Agreement and this Addendum (collectively, “Records”). At minimum, such Records shall be sufficient to enable Health Plans to enforce its rights under the Agreement and this Addendum and to determine whether Contractor is performing its obligations under the Agreement and this Addendum and in accordance with Applicable Law.

b.

Contractor agrees that Health Plans, the U.S. Department of Health and Human Services (“HHS”), the Comptroller General, other Government Authorities, and their authorized designees shall have the right to access, audit, evaluate, and inspect Records. In addition, Contractor agrees that Health Plans, HHS, the Comptroller General, any other Government Authority, and their authorized designees shall have the right to access all of Contractor’s personnel, physical premises, facilities, equipment, and computers and other electronic systems to inspect, copy, evaluate and audit Contractor’s performance under the Agreement. Contractor shall notify Health Plans immediately by telephone, to be followed with written notice within three (3) business days, of receipt of any non-routine request from any Government Authority for Records and/or access to Contractor’s personnel, physical premises, facilities, and equipment. If requested by Health Plans, Contractor shall submit to Health Plans any Records and equipment (including, without limitation, computers) requested by such Government Authority so that Health Plans submits such Records and equipment to such Government Authority on the Contractor’s behalf. Further, to the extent any such request from a Government Authority includes access to Contractor’s personnel, physical premises, facilities, equipment or computers or other electronic systems that cannot be furnished to Health Plans for submission to such Government

Authority, Contractor shall notify Health Plans of the date and time of any such access and permit Health Plans to participate in the same.

c.	The terms of this Section 5 (“Contractor’s Records and Facilities”) shall remain in effect for the longer of (i) ten (10) years from the termination of the Agreement, regardless of the reason for termination; (ii) completion of an audit; or (iii) such other time frame as required by Applicable Law or a Government Authority.

6.	Member Protections.

a.	Contractor shall hold all Members harmless and prevent such Members from incurring financial liabilities for payment of fees that are the legal obligation of Health Plans or CompCare. In the event of failure by Health Plans or CompCare to meet any of its financial obligations, Contractor shall not bill, charge, collect a deposit from, or receive or demand other compensation or remuneration from a Member. This does not prohibit Contractor from collecting applicable coinsurance, deductibles, or co-payments as specified in the Member’s Evidence of Benefits or such other Health Plans documentation, as applicable. This hold harmless obligation applies, but is not limited, to the following circumstances: insolvency of Health Plans or CompCare, nonpayment by Health Plans or CompCare, breach of the Agreement by Health Plans, or CompCare’s breach of its agreement with any Contractor.

b.	As applicable, Contractor shall hold all Members harmless and prevent such Members from incurring financial liabilities for payment of cost-sharing amounts, including, without limitation, deductibles and co-insurance amounts, that are the legal obligation of an applicable state Medicaid program.

c.	As applicable, Contractor shall provide Services to Members who are receiving inpatient care on the date of expiration or termination or non-renewal of the Agreement through the later of (i) the date of discharge or (ii) when medically appropriate alternative care is arranged for the Member (“Continuation Services”). Such Continuation Services, including payment for such Continuation Services, shall be provided in accordance with the terms of the Agreement, unless the parties otherwise agree in writing.

7.	Delegation and Execution of a Written Delegation Arrangement.

a.

The parties agree that, to the extent Health Plans delegate certain functions to Contractor that, under Applicable Law, require that Contractor agree to additional terms not set forth under this Addendum, and to the extent that Contractor agrees to accept such delegation, then the parties will enter into a separate delegation agreement or attachment that shall include, without limitation, the following: (i) all terms and conditions relating to the delegated functions, including Contractor’s reporting requirements; (ii) all contractual requirements required by Applicable Law and conditions of federal program participation; (iii) mandatory compliance with the terms of this Addendum and Applicable Law; (iv) such other provisions as Health Plans deem necessary.

b.	The parties agree that, with respect to any such delegated functions, activities, and reporting requirements, Health Plans shall oversee and monitor Contractor’s performance of the delegated functions and activities, as further detailed in the delegation agreement or attachment.

c.	The parties agree that, with respect to any such delegated functions, activities, and reporting requirements, Health Plans and/or CMS may revoke the delegation of any function, activity and/or reporting requirement to Contractor where either CMS or Health Plans, in its sole discretion, determines that Contractor is not performing such delegated function, activity, or reporting requirement satisfactorily.

d.	The parties agree that, in the event that any such delegated function, activity, and reporting requirement involves credentialing medical professionals, Health Plans shall review all such professionals’ credentials or review and approve the credentialing process and audit the credentialing process on an ongoing basis, as further detailed in the delegation agreement or attachment.

e.	The parties agree that, if Health Plans delegates selection of the providers, contractors or subcontractor to Contractor, Health Plans retains the right to approve, suspend, or terminate any such arrangement with respect to Health Plans.

8.	Prompt Payment of Claims. CompCare shall promptly remit payment for claims submitted by CompCare Providers and, where applicable, non-CompCare Providers for provision of Covered Services to Members in accordance with the terms of the agreements with such CompCare Providers and Applicable Law.

9.	Utilization Management and Quality Improvement Programs. Contractor shall participate in and cooperate with any and all utilization management and quality improvement programs (UM/QI Programs) that Health Plans may establish, including, without limitation, cooperating with any independent organization retained under such programs and abiding by decisions resulting from review under these programs.

10.	Grievances, Coverage Determinations, and Appeals. Contractor shall participate in and cooperate fully with Health Plans’ policies and procedures established pursuant to federal requirements for grievances, coverage determinations, and appeals.

11.	Reporting and Disclosure. As applicable, Contractor shall submit patient encounter data, medical records, and such other information and data requested by Health Plans, including, without limitation and as applicable, as requested in connection with Health Plans’ reporting obligations under 42 C.F.R. §§ 422.310, 422.516, and 423.329 and Health Plans’ UM/QI Programs. Contractor shall certify that any data and other information submitted to Health Plans is complete, truthful, and accurate.

12.	Compliance With All Applicable Law. Contractor shall perform all services in a manner consistent with and in compliance with all of Health Plans’ policies and procedures and all Applicable Law. To the extent that any provision of this Addendum conflicts with provisions of Applicable Law, the provisions of such Applicable Law shall govern.

13.	Federal Funds. Contractor acknowledges that payment for services provided under the Agreement are, in whole or in part, from federal funds.

14.	Non-Discrimination. Contractor, in providing services pursuant to the Agreement, shall comply with Title VI of the Civil Rights of 1964, the Age Discrimination Act of 1975, the Rehabilitation Act of 1973, the Americans With Disabilities Act, and all related implementing regulations. Contractor shall not (i) as applicable, discriminate against any Member on the basis of race, color, religion, sex, national origin, age, health status, participation in any government program (including Medicare), source of payment, participation in a health plan, marital status or physical or mental handicap nor (ii) contract with any Downstream Entity that discriminates against any Member on such bases.

15.	Advance Directives. As applicable, Contractor shall prominently document in each Member’s medical record whether he or she has executed an advance directive.

16.	Provision of Member List Upon Termination. As applicable, upon expiration or termination for any reason of the Agreement, Contractor shall submit to Health Plans a list of all Members that currently are receiving care and treatment or who are seen on a regular basis by Contractor in order that, pursuant to Programs’ requirements, Health Plans may make a good faith effort to notify such Members that Contractor no longer is or will be providing the Services. Contractor shall submit such list to Health Plans within thirty (30) calendar days of sending or receiving a notice of termination.

17.	Compliance Program and Anti-Fraud Initiatives. CompCare shall require CompCare Providers to undertake such compliance activities that may be required by CMS and/or that Health Plans determine is necessary for Health Plans to comply with their contracts with CMS and/or Applicable Law.

18.	Excluded Providers. CompCare agrees that it will not contact with any provider or will terminate a contract with any provider who is excluded from participation in any Federal health care program immediately upon CompCare’s becoming aware of such exclusion. CompCare agrees that it will regularly check the Office of Inspector General’s (OIG’s) website listing of excluded providers, as necessary to ensure that it does not contract or continue to contract with any excluded provider.

19.	Off-Shore. Contractor shall not, in connection with any functions, activities or services related to the Agreement or this Addendum, directly or indirectly contract with any person or entity that undertakes any functions, activities or services, including, without limitation, storage of Member information, outside of the United States or Puerto Rico without the prior written consent of Health Plans.

20.	Amendment. Any change, including any addition and/or deletion, to any provision(s) of this Addendum that is required by Applicable Law shall be deemed to be part of this Addendum effective immediately without further action required to be taken by either party to amend the Agreement or this Addendum to effect such change(s) for as long as such Applicable Law is in effect and applicable to the operation and enforcement of the Agreement and this Addendum.

EXHIBIT E

CREDENTIALING DELEGATION

I.	Establishment of Credentialing Program. CompCare agrees to establish a Credentialing Program that meets all CMS, National Committee for Quality Assurance (NCQA), and Health Plans standards, Commonwealth of Puerto Rico Office of the Insurance Commissioner (OIC) laws and Health Plans’ requirements for credentialing delegation to ensure that all CompCare Providers meet all delegated credentialing requirements and Credentialing Program activities. Health Plans’ requirements are stated in this Exhibit E and in the most recent versions of Health Plans delegation policies/procedures and annual program assessment documents, and are hereby incorporated by this reference. Health Plans retain the right, at their sole discretion, to amend, add, change, or modify its delegation policies and procedures and annual assessment program documents upon reasonable notice to CompCare.

CompCare is delegated for the credentialing activities described in Section III below and the ongoing reporting requirements in Addendum 1 to this Exhibit E. Delegation is contingent on CompCare meeting all applicable regulatory, accreditation and Health Plan’s delegation policies, procedures and reporting requirements.

II.	Delegation Audit Tools. CompCare agrees to permit Health Plans access to all of its applicable credentialing files, Credentialing Program Description, policies/procedures and Credentialing Committee minutes, and written summary of such minutes, to facilitate the pre-delegation auditing of CompCare’s credentialing process to ensure that CompCare can provide the delegated activities. CompCare will allow Health Plans to conduct an initial pre-delegation desk-top and on-site audit utilizing Health Plans credentialing tool, with annual and “as needed” on-site audits in order to determine compliance with the NCQA standards, CMS standards and Health Plans standards. A report will be generated by Health Plans and submitted to Health Plans Delegation Committee for review and recommendations to determine initial credentialing delegation and on an annual basis and forwarded to the Health Plans Board of Directors for final approval. Audit results will be communicated to CompCare in writing, including recommendations, if any, made by Health Plans through the Health Plans Executive Committee.

III.	Delegate Responsibilities for Credentialing Activities. The following credentialing activities are specifically delegated to CompCare:

A.	For Behavioral Health Providers credentialed by CompCare:

1.	The mailing, receipt, and processing of applications and attestations for credentialing and recredentialing;

2.	Verification from NCQA-approved primary sources, ASES and CMS approved sources, if applicable, of all information required by NCQA, ASES, CMS and Health Plans to be primary source verified;

3.	Review of federal and Commonwealth of Puerto Rico exclusions, sanctions and license limitations at credentialing and recredentialing;

4.	Review of Medicare opt-out status at credentialing and recredentialing, if applicable for Medicare;

5.	Site visits and medical record keeping practice review:

a.	initial site visits required for high-volume practitioners to assure compliance with office site standards;

b.	site visits of all practitioner sites, at a minimum in response to Member complaints regarding physical accessibility, physical appearance, and adequacy of waiting and exam room space, including follow-up reviews when necessary to assure compliance with NCQA requirements;

6.	Performance data review at recredentialing, including information from quality activities and Member complaints in the recredentialing decision-making process for practitioners, if applicable for Medicare;

7.	Ongoing monitoring of Member complaints, Commonwealth of Puerto Rico licensing agency complaints and sanctions, Medicare/Medicaid program exclusions, quarterly Medicare opt-out list updates, if applicable, and adverse events.

B.	For organizational providers credentialed by CompCare:

1.	Confirm that the provider is in good standing with state and federal regulatory bodies;

2.	Confirm that the provider has been reviewed and approved by an Accrediting Agency;

3.	Conduct an onsite quality assessment if the provider is not accredited;

4.	Confirm at least every three (3) years that the provider continues to be in good standing with state and federal regulatory bodies and, if applicable, is reviewed and approved by an Accreditation Agency.

C.	Excluded Healthcare Professional. Pursuant to section 1128 of the Social Security Act, CompCare may not subcontract with an excluded healthcare professional/person. CompCare shall terminate subcontracts immediately when CompCare becomes aware of such excluded healthcare professional/person or when CompCare receives notice from Health Plans or DHS, whichever is earlier. CompCare certifies that neither it nor its provider contractors is/are presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from any federal, state or Commonwealth of Puerto Rico health care program or from participation as a CompCare Provider under the Agreement by any Federal department or agency. Where CompCare is unable to certify to any of the statements in this certification, CompCare shall attach a written explanation to this Agreement.

D.

Sub-delegation. Health Plans retains the right to approve arrangements for any credentialing activities sub delegated by CompCare or any of its delegates. CompCare shall obtain Health Plans approval prior to sub delegation of any credentialing activities initiated during the term of this Agreement, and shall report any change in approved sub delegation arrangements to Health Plans at least thirty (30) days in advance of such change. Sub-delegates shall be subject to all applicable federal and

Commonwealth of Puerto Rico regulations and requirements as stated in section I above.

E.	Delegate Reporting Requirements. In addition to reporting requirements described in other sections of this Agreement, CompCare shall provide Health Plans with the following information necessary for the oversight of delegated credentialing:

1.	Immediate Notice: Within two (2) business days of taking adverse action against a CompCare Provider or other practitioner or facility credentialed by CompCare, including termination, suspension, or other disciplinary action, CompCare shall provide written notice to Health Plans of such adverse action. Such notice shall include the specific reason(s) for the adverse action.

2.	CompCare shall use its best efforts to provide Health Plans with at least 90 days prior written notice of new CompCare Provider or facilities joining CompCare, and at least 120 days prior written notice of CompCare Provider or facilities terminating participation with CompCare. This requirement is in addition to Health Plans’ monthly reporting requirements for credentialing delegated activities, which are stated in Health Plans’ policy and summarized on Addendum 1 to this Exhibit E.

3.	CompCare shall provide Health Plans with the monthly and annual credentialing activity information as required in Health Plans policy, which is included in Exhibit E.

4.	CompCare shall send all notices and reports for credentialing delegation to Health Plans Delegation Manager.

F.	Designation of Credentialing Representative and Access to Committee Meetings. CompCare agrees to designate a credentialing representative who shall communicate on a regular basis with Health Plans designee to discuss the status of the Credentialing Program as well as any changes or modification thereto.

G.	Health Plans as Final Decision Maker. Subject to the terms of this Agreement, CompCare agrees that Health Plans retains the right to make the final decision and authority to grant or deny privileges to a provider to provide medical care to Members and/or to approve new provider sites, with respect to Health Plans Members.

H.	Changes to Credentialing Program. CompCare agrees that the Credentialing Program will be maintained in the form disclosed to HEALTH PLAN and that HEALTH PLAN will be notified in writing, no less than fifteen (15) working days prior to any proposed material changes to the Credentialing Program functions or activities. CompCare will notify Health Plans in writing, no less than fifteen (15) working days of any change in CompCare’s NCQA accreditation status or receiving less than a full accreditation verified by the NCQA web site.

I.	Federal and Commonwealth of Puerto Rico Reviewers. Upon request and with reasonable advance notice, CompCare shall provide access to credentialing files and records for duly authorized representatives of the federal and Commonwealth of Puerto Rico government

J.	NCQA Reviewers. CompCare agrees to provide access to credentialing files and records for NCQA reviewers as necessary to facilitate Health Plans NCQA accreditation process. Health Plans agrees to provide CompCare with notice of a file request within one (1) working day of receiving the request from NCQA.

K.	Further Delegation by CompCare. CompCare agrees that Health Plans will be notified at least thirty (30) days prior to any proposed further delegation of any of the above referenced credentialing activities for review, approval and final determination of approval or disapproval of such further delegation. If CompCare further delegates any credentialing functions with Health Plans consent, those credentialing functions shall be subject to the terms of this Exhibit and will be performed in accordance with and comply with all NCQA standards and ASES/CMS requirements for credentialing.

IV.	Health Plans Responsibilities.

A.	Health Plans has delegated all credentialing and recredentialing responsibilities based on a pre-delegation assessment of CompCare’s credentialing program, which found the credentialing program to be in substantial compliance with all application regulatory and accreditation requirements and required corrective action for all aspects that were not found to be fully compliant.

B.	Health Plans will: (i) review monthly reports required pursuant to this Exhibit E on an ongoing basis; (ii) monitor federal and Commonwealth of Puerto Rico exclusions, sanctions and license limitations for the entire Health Plans network, including random audits on practitioners for whom credentialing is delegated.

C.	Health Plans will provide CompCare with monthly reports of Member complaints received on the Health Plans’ Member Services toll-free line and adverse event information.

D.	Health Plans will review monthly report information and follow-up with CompCare as necessary.

E.	Right to Approve and Terminate. Health Plans retain the right to review and approve, deny, suspend or terminate practitioners, providers and sites for participation under the terms of this Agreement if Health Plans’ credentialing requirements are not met. Health Plans agree to notify CompCare in writing within one working day of taking an adverse action against any CompCare Providers or other practitioner, site, or facility, and to evaluate its decision promptly if new information is provided by CompCare.

F.	Annual Program Assessment. Subsequent to predelegation assessment, and following reasonable advance notice, Health Plans shall conduct annual assessments of CompCare’s credentialing program. Health Plans shall base such assessment on NCQA, ASES/CMS, and OIG standards for credentialing and will include review of credentialing and recredentialing files. CompCare shall provide access to all records necessary to assess Provider’s credentialing program.

G.	Corrective Action; Revocation of Delegation. Should any regulatory authority (including ASES, CMS or OIG) or Health Plans determine that CompCare is not performing satisfactorily after having been given an opportunity to cure deficiencies pursuant to a corrective action plan under Section 4.9 of the Agreement, Health Plans may rescind delegation hereunder upon thirty-days (30) advance written notice to CompCare.

H.	Delegation Termination. In the event this Agreement or credentialing delegation ends, CompCare and Health Plans will develop a mutually agreeable transfer of CompCare’s credentialing file information necessary for Health Plans to adopt CompCare’s credentialing cycle.

V.	Confidentiality. CompCare and Health Plans agree to hold information shared under the terms of this Agreement confidential pursuant to Section 13.10 of the Agreement and the terms of the Business Associate Agreement that is part of this Agreement as Exhibit K.

ADDENDUM E-1

ONGOING CREDENTIALING REPORTING FROM COMPCARE

I.	Initial Start-Up.

Current inventory of the CompCare Provider Network with last approved credentialing date plus all data from II. A (a) through (eee) below.

II.	Concurrent Reports to be forwarded by CompCare to Health Plans no less than monthly, or as requested

A.	Complete Participating CompCare Provider Network Report to include:

a)	Provider’s Last Name

b)	Provider’s First Name

c)	Provider’s Middle Initial

d)	Degree; e.g. , MD, DO, DPM, PhD, ARNP, PA, PT, ST, OT,

e)	Specialty

f)	Sub-specialty (if applicable)

g)	Board Certification, if applicable

h)	Provider Primary Language

i)	Provider Additional Languages Spoken

j)	Provider Ethnicity

k)	Provider Gender

l)	Provider Date of Birth

m)	Provider Social Security Number

n)	Provider Medical License Number

o)	Provider DEA License Number

p)	Provider CAQH Number (if applicable)

q)	Provider NPI Number

r)	Provider Individual Medicaid ID Number

s)	Provider Individual Medicare ID Number

t)	Group Affiliation (new record for each location), as applicable

u)	Group Affiliation Group Medicaid Provider Number

v)	Group/Pay to Provider NPI Number

w)	Street Address (new record for each treating location)

x)	Suite Number

y)	City

z)	Commonwealth of Puerto Rico

aa)	ZIP

bb)	County

cc)	Office Telephone

dd)	Office Fax Number

ee)	Hours of operation for individual location

ff)	Accepting New Patients (Y/N)

gg)	Accepting Adults Only (Y/N)

hh)	Accepting Children Only (Y/N)

ii)	Special Services Performed (if applicable)

jj)	Practice Age Restrictions (per location)

kk)	Rendering Medicaid Provider Number

ll)	Name(s) of Hospital, ASC, Facility Affiliation(s)

mm)	Credentialing Date

nn)	Credentialing Type (Initial/Re-credentialing)

oo)	Credentialing Status (Accepted/Conditional/Tabled/De-credentialed)

pp)	Provider Effective Date

qq)	Provider Termination Date

rr)	Provider File Creation Date

ss)	Provider Status (Par or non-Par)

tt)	TAX I.D. Number

uu)	Name Associated with TAX ID Number

vv)	Address 1 For TAX ID Number

ww)	Address 2 For TAX ID Number

xx)	City For TAX ID Number (if applicable)

yy)	State-Puerto Rico For TAX ID Number (if applicable)

zz)	ZIP For TAX ID Number (if applicable)

aaa)	Billing Company Name (if applicable)

bbb)	Billing Contact Name

ccc)	Billing Contact Phone Number

ddd)	Billing Contact Fax Number

III.	Quarterly reports to be provided by CompCare.

B.	Initial credentialing and re-credentialing key Quality Indicators included in the Quality Improvement Program reporting data, for:

1.	[*]

2.	[*]

3.	[*]

4.	[*]

IV.	Annual reports to be provided by CompCare.

A.	Current year program evaluation by CompCare

B.	Proposed Program Description for the next calendar year

C.	Updated/revised draft policies and procedures which must meet NCQA, CMS and Puerto Rico requirements, (as applicable), which must be reviewed at least annually.

EXHIBIT F

UTILIZATION MANAGEMENT DELEGATION

A.	UTILIZATION MANAGEMENT ACTIVITIES OF COMPCARE

1.	Establishment of UM Program. CompCare will establish a utilization management program (the “UM Program”) acceptable to Health Plans and in accordance with NCQA, CMS, ASES and Health Plans standards. The UM Program shall seek to assure that MHSA Services provided to Members are of appropriate quality and Medically Necessary.

2.	Description of Delegated UM Activities. The Delegated Utilization Management Program functions shall include, but not be limited to, monitoring and evaluation of volume and appropriateness of MHSA Services provided to Health Plans Members, to include preauthorization, concurrent and retrospective review, referral management and issuance of adverse determinations, subject to Health Plans review and approval. CompCare shall maintain a written UM Program Description which includes policies and procedures to evaluate criteria, information sources and processes used to review and approve the provision of health care services to members. These policies and procedures must be consistent with Health Plans’ policies and procedures and must comply with the standards of Accreditation Agencies, as well as the requirements of the applicable government agency.

3.	Designation of CompCare Representative and Access to Committee Meetings. CompCare agrees to report on the results of its UM Program to Health Plans Board of Directors, or appropriate committee thereof, at least annually. CompCare agrees to designate a utilization management representative(s) who shall meet on a regular basis with Health Plans Medical Director or Medical Director designee to discuss the status of the UM Program as well as any changes or modifications thereto.

4.

Audit by Health Plans. CompCare agrees to permit Health Plans access to CompCare’s UM Program records, reports and any other information and/or data it might deem necessary in order to audit such activities and assure that CompCare is in compliance with all provisions of this Exhibit F. CompCare will allow Health Plans to conduct an initial on-site visit and a minimum of one on-site review annually at which Health Plans will review all pertinent criteria and documentation, including the results of concurrent and retrospective medical records reviews and audits. Health Plans maintains the right to conduct medical record audits when it deems it to be appropriate upon reasonable notice to CompCare. Requests for medical records will be made ten (10) working days prior to a scheduled review. CompCare agrees to permit Health Plans access to CompCare’s utilization management committee meeting minutes, or a written summary of the minutes, reports of monitoring and evaluation results of utilization management studies, and to facilitate auditing of CompCare’s utilization management process. CompCare agrees to notify Health Plans within ten (10) days of any identified utilization issues or problems that are reasonably likely, in CompCare’s opinion, to affect Members, or as may be requested by Health Plans. CompCare will notify Health Plans immediately if

CompCare and/or its CompCare Providers are unable to rectify any such issues or problems which may adversely affect Members. CompCare will comply with any reasonable corrective action plans and/or recommendations made by Health Plans and all NCQA standards with respect to the UM Program within a timetable determined by Health Plans in consultation with CompCare. CompCare will allow Health Plans to conduct an initial pre-delegation desk-top and on-site audit utilizing Health Plans audit tools that meets national standards, with annual and “as needed” on-site audits in order to determine compliance with all applicable standards.

5.	Submission of Information to Health Plans. CompCare agrees to submit to Health Plans the information specified in this Agreement, in the time periods specified therein, or as reasonably required by Health Plans from time to time to comply with Applicable Law.

6.	Cooperation With Regulatory Agencies. CompCare agrees to provide access to, and cooperate with, NCQA, CMS, ASES, DHS, OIG or any other regulatory agency in connection with any external investigation and/or assessment of the UM Program by such agency.

7.	Plan as Final Authority. Health Plans retain the right to make the final decision regarding the appropriateness of health care services or the denial of a benefit to any Member, subject to the terms of this Agreement.

8.	Subdelegation. Health Plans retain the right to approve arrangements for any utilization management activities sub-delegated by CompCare or any of its delegates. CompCare shall obtain Health Plans approval prior to sub-delegation of any activities initiated during the term of this Agreement, and shall report any change in approved sub delegation arrangements to Health Plans at least thirty (30) days in advance of such change. Sub-delegates shall be subject to all Applicable Laws and the policies and procedures of the Health Plans. Any approval by Health Plans required hereunder shall not be unreasonably withheld.

9.	Corrective Action; Revocation of Delegation. Should any regulatory authority (including ASES, CMS or OIG) or Health Plans determine that CompCare is not performing satisfactorily after having been given an opportunity to cure deficiencies pursuant to a corrective action plan under Section 4.9 of the Agreement, Health Plans may rescind UM delegation upon thirty-days (30) advance written notice to CompCare.

10.	Changes to UM Program. COMPCARE agrees that the UM Program will be maintained in the form disclosed to Health Plans and that Health Plans will be notified in writing, no less than thirty (30) working days prior to any proposed material changes to the UM Program functions or activities. COMPCARE will notify Health Plans in writing, no less than thirty (30) working days of any change in the COMPCARE’s NCQA accreditation status or receiving less than a full accreditation verified by the NCQA web site.

10.	Federal and Commonwealth of Puerto Rico Reviewers: Upon request and with reasonable advance notice, CompCare shall provide access to files and records for duly authorized representatives of the federal and Commonwealth of Puerto Rico government

11.	NCQA Reviewers: CompCare agrees to provide access to UM files and records for NCQA reviewers as necessary to facilitate Health Plans NCQA accreditation process. Health Plans agrees to provide CompCare with notice of a file request within one working day of receiving the request from NCQA.

12.	Confidentiality. CompCare and Health Plans agree to hold information shared under the terms of this Agreement confidential pursuant to Section 13.10 of the Agreement and the terms of the Business Associate Agreement that is part of this Agreement as Exhibit K.

B.	HEALTH PLANS RESPONSIBILITIES

1.	Health Plans have delegated all UM responsibilities based on a pre-delegation assessment of CompCare’s UM program, which found the UM program to be in substantial compliance with all application regulatory and accreditation requirements and required corrective action for all aspects that were not found to be fully compliant. Health Plans retain the right to amend, add, change, or modify their delegation policies and procedures and annual assessment program documents.

2.	Health Plans oversight responsibilities are described in this Exhibit. In addition, Health Plans will: review monthly required reports on an ongoing basis; monitor federal and Commonwealth of Puerto Rico exclusions, sanctions and license limitations for the entire Health Plans network, including random audits on practitioners for whom credentialing is delegated.

3.	Health Plans will provide CompCare with monthly reports of Member complaints received on the Health Plans Member Services toll-free line and adverse event information for CompCare Members.

4.	Health Plans will review monthly report information and follow-up with CompCare as necessary

5.	Health Plans will require a corrective action plan for any compliance issues identified and tracking it to completion, all in accordance with the terms of the Agreement.

6.	Annual Program Assessment: Subsequent to pre-delegation assessment, and following reasonable advance notice, Health Plans shall conduct annual assessments of CompCare’s UM program. Health Plans shall base such assessment on NCQA, ASES, CMS, and OIG standards for UM and will include review of files. CompCare shall provide access to all records necessary to assess CompCare’s UM program.

7.	Corrective Action; Revocation of Termination: Health Plans may require a corrective action plan and/or revoke delegation as provided in Section A.9 of this Exhibit.

8.	Delegation Termination: In the event this Agreement or UM delegation ends, CompCare and Health Plans will develop a mutually agreeable transfer of CompCare’s UM file information necessary for Health Plans to adopt CompCare’s cycle.

C.	UTILIZATION MANAGEMENT REQUIREMENTS & TIME FRAMES

1.	Annually, CompCare will submit a written description of the Utilization Management UM Program that outlines the program structure, accountability, policies, procedures and medical review criteria. The UM Program Description and policies must meet Health Plans requirements, which include specific procedures and protocols for ASES, CMS and NCQA. Policies must meet NCQA and CMS standards and must be approved by Health Plans prior to their implementation. The UM Program Description must be submitted within the first 30 days of a new contract and then 30 days after the end of the first calendar quarter, or as requested by Health Plans in response to regulatory agency requirements, along with an annual UM Evaluation.

2.	CompCare must make utilization decisions in a timely manner according to Health Plans standards.

3.	CompCare will obtain relevant clinical information and consult with the treating provider when making the initial decision.

4.	CompCare will provide written reports as provided for in Exhibit I.

5.	CompCare will provide, electronically, data information on authorization and utilization management decisions as specified by Health Plans hereto and as required by the regulatory agencies.

CompCare agrees to the following allocation of responsibilities:

Responsibility	HEALTH PLAN	CompCare	Comments

[*]	[*]	[*]	[*]

UM DELEGATED FUNCTIONS

RESPONSIBILITY	COMPCARE	HEALTH PLAN
[*]	[*]	[*]

EXHIBIT G

Reference #	Category	Description of Services	Description of Performance Criteria	Fee at Risk	Metric % of Fees at Risk	Assessment Frequency	Comment
Account Management	Account Management			##	100.0%
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

EXHIBIT H

QUALITY IMPROVEMENT DELEGATION

I.	Description of Delegated Quality Improvement (QI) Activities.

The Delegated QI Activities include, but are not necessarily limited to, a QI program as described in this Exhibit. CompCare agrees that its QI program is and shall remain substantially in compliance with all standards of the National Committee for Quality Assurance (NCQA), and all Applicable Law. Health Plans have reviewed CompCare’s QI program and agree that such QI program is consistent with Health Plans’ standards, policies and procedures, as amended from time to time. The parties agree that any such change or revision shall not be considered an amendment for the purpose of this QI Exhibit. CompCare shall notify Health Plans in writing 30 calendar days prior to the enactment of any proposed changes or modifications to its QI program. Such changes are subject to Health Plans’ review and approval. CompCare will collaborate with the Plan in the collection of HEDIS data, including but not limited to completion of the Roadmap and submission of other related data through the monthly claims data file provided to the Health Plans.

II.	Health Plans Standards for Quality Improvement

CompCare represents and warrants that CompCare’s QI Program shall be administered in accordance with quality improvement standards and NCQA standards and shall include, but not limited to, the following:

A. CompCare will maintain a written QI Program description that sets forth delegated quality improvement activities. Such QI Program description shall include at minimum, purpose, goals and objectives, scope of the program, structure, processes and delegation oversight activities. The written QI Program must include a mechanism for reviewing and updating the QI Program description on a periodic basis but no less than once annually, subject to Health Plans review and approval.

B. CompCare will maintain a written annual QI work plan or schedule of activities that sets forth delegated quality improvement activities. Such QI work plan shall include at minimum, objectives for the year and scope of the program, time frame for achieving each activity that allows adequate time, person responsible for each activity, planned evaluation of the QI program, activities planned for the year and planned monitoring of previously identified issues. This work plan is subject to annual review and approval by Health Plans.

C. CompCare will maintain an effective QI Committee structure. The QI Committee will recommend policy decisions, review and evaluate the results of QI activities,

institute needed actions and ensure follow-up of all activities as appropriate. The Committee will ensure that meeting minutes are created at the time the activity is conducted, dated and signed and that said minutes reflect all QI Committee decisions and actions. CompCare agrees that such minutes are subject to review by Health Plans as part of the oversight process for delegated activities.

D. CompCare will implement mechanisms to ensure availability of Behavioral Health Providers by establishing standards for availability. When opportunities for improvement are identified, CompCare will collaborate with Health Plans as appropriate to ensure appropriate interventions are implemented to improve availability of Behavioral Health Providers.

E. CompCare will implement mechanisms to ensure access to Behavioral Health Providers by establishing standards for access. When opportunities for improvement are identified, CompCare will collaborate with Health Plans as appropriate to ensure appropriate interventions are implemented to improve access to MHSA Services.

F. Health Plans will implement mechanisms to ensure Member satisfaction, to include performance of annual surveys to assess Member satisfaction with MHSA Services. When opportunities for improvement are identified, CompCare will collaborate with Health Plans as appropriate to ensue appropriate interventions are implemented to improve Member satisfaction with MHSA Services. CompCare will report known results of Member satisfaction activities, including opportunities for improvement to Behavioral Health Providers and Providers on an annual basis.

G. CompCare will adopt and disseminate practice guidelines for the provision of acute and chronic care services that are relevant to the behavioral health care membership. These guidelines will be based on reasonable medical evidence, will be adopted with the involvement of appropriate Behavioral Health Providers, will be reviewed at least every two years and updated as appropriate. Guidelines adopted by CompCare will be distributed to the appropriate Behavioral Health Providers, and performance against the guidelines will be measured at least annually. Guidelines adopted by CompCare will be submitted to Health Plans to ensure decision-making in utilization management, Member education, interpretation of covered benefits and other areas to which the guidelines are applicable conforms to the NCQA standards, Health Plan Policy and Applicable Law.

H. CompCare will collaborate with Health Plans to ensure continuity and coordination of general medical care with MHSA Services. This collaboration will include:

1. Ensuring exchange of information in an effective, timely and confidential manner, including patient-approved communications between medical practitioners and Behavioral Health Providers and Providers, as consented to by the Member;

2. Promoting the appropriate diagnosis, treatment and referral of behavioral health disorders commonly seen in primary care;

3. Evaluating the use of Psychotropic Drugs, to increase appropriate use and decrease inappropriate use and reduce the incidence of adverse drug reactions; and

4. Coordinating timely access for appropriate treatment and follow-up for individuals with coexisting medical and behavioral disorders.

5. Ensuring continuity of care for Members with chronic or acute behavioral health conditions to have continued access to discontinued practitioners through the period of active treatment or for up to 90 days, whichever is shorter. Continued access is not granted when the termination of the practitioner is based upon professional review action.

CompCare will collect and analyze data and collaborate with Health Plans to identify opportunities for improvement in the coordination of MHSA Services with general medical care. This collaboration will include implementation of interventions, as appropriate, to improve continuity and coordination of care.

I. CompCare will collect data, measure, and analyze results to track clinical issues that are relevant to Health Plans population receiving MHSA Services. At a minimum, CompCare will adopt or establish quantitative measures to assess performance and to identify and prioritize areas for improvement for at least one behavioral health issue. The measure(s) used to assess performance will be objective and quantifiable, based on current scientific knowledge and clinical experience and have an established goal and/or benchmark. Appropriate methods will be used to collect data for the assessment measure(s) and the data collected by CompCare will be analyzed by CompCare to allow for both quantitative analysis and analysis of causes. Results of measurement activities will be reported to Health Plans on a quarterly basis.

J. CompCare will take action to improve quality by addressing the opportunities for improving performance identified through the activities described above. This action may include collaboration with Health Plans to ensure that interventions are appropriate for the opportunities identified. CompCare will measure effectiveness of interventions.

K. CompCare must employ mechanisms to evaluate the effectiveness of the QI Program, using Member satisfaction data, participating provider data and results of clinical measurement activities. To that end, CompCare will develop a written annual evaluation of its QI program to include a description of completed and ongoing QI activities, trending of measures to assess performance, an analysis of results and an evaluation of the overall effectiveness of the QI program. This annual evaluation is subject to Health Plans’ review and approval on an annual basis. CompCare will also cooperate and comply with Health Plans’ mechanisms to evaluate the effectiveness of CompCare’s QI Program.

Quality Improvement Delegated Functions and Responsibilities

RESPONSIBILITY	COMP CARE	HEALTH PLAN
[*]	[*]	[*]

EXHIBIT I

REPORTING REQUIREMENTS

CompCare is responsible for submitting all information listed in this exhibit (as applicable) to Health Plans on a time frame as agreed upon by both parties.

Description	Monthly	Quarterly	Annually
[*]	[*]	[*]	[*]

All reports shall be submitted by CompCare to Health Plans on or before the 10th day of the following month.

Reports from Health Plan to CompCare	Daily	Weekly	Monthly
Member Eligibility Transmission Files		✓	✓ Full File
Members Pharmacy Claims			✓

Data Requirements for Analytics Dept.

Data Required	Daily	Weekly	Monthly	Yearly
Providers Data File			✓
Claims Data File		✓	✓	✓
Encounters Data File		✓	✓	✓
Case Management File		✓	✓	✓
Pre-Authorization File	✓	✓
Census Daily File	✓		✓

Claims Minimum Data Elements
Field Name	Field Type	Field Length	Comments
Client	Char	3	MMM or PMC
Mbr_id	Char	20	Ezcap or Market Prom
Claim_id	Char	20	Claim Id
Sv_line	Smallint	4	Service Line
From_dt	Datetime	8	Service From Date
To_dt	Datetime	8	Service Thru Date
Proc_code	Varchar	10	Procedure Code
Cpt_mod	Varchar	10	Modifier
Rev_code	Varchar	10	Revenue Code
Units	Int	4	Units
dsmvi_diag_01	Varchar	6	Diagnostic 1
dsmiv_diag_02	Varchar	6	Diagnostic 2
dsmiv_diag_03	Varchar	6	Diagnostic 3
dsmiv_diag_04	Varchar	6	Diagnostic 4
Gaf	Varchar	10	Global Assessment of Functioning (Mental Health Industry)
Pos_code	Varchar	10	Place of Service
Paid_dt	Datetime	8	Paid Amount
Amt_billed	Money	8	Amount Billed
Amt_allowed	Money	8	Amount Allowed
Cob	Money	8	Coordination of Benefit Amount Paid
Deduct	Money	8	Deductible
Coins	Money	8	Co-Insurance
Adm_dt	Datetime	8	Admission Date
Dis_dt	Datetime	8	Discharge Date
Acute	Varchar	3	Acute Indicator
Att_prov	Varchar	20	Attending Provider Id
Att_prov_npi	Varchar	20	Attending Provider NPI
Bill_prov	Varchar	20	Billing Provider Id
Bill_prov_npi	Varchar	20	Billing Provider NPI
Dis_status	Varchar	20	Discharge Status
Claim_type	Char	1	Claim Type (Encounter or FFS)
Pmt_stat	Varchar	10	Payment Status (Paid or Denied)
Ex_code	Varchar	20	Exception Code (Claim Processing Error Code)

Providers Minimum Data Elements
Field Name	Field Type	Field Length	Comments
Att_prov	varchar	20	Provider Id
Prov_npi	varchar	20	Provider NPI
Att_prov_ssn	varchar	9	Provider SSN
Att_prov_tin	varchar	10	Provider Tax Id
Prov_fname	varchar	30	Provider First Name
Prov_lname	varchar	55	Provider Last Name
Prov_deg	varchar	5	Provider Degree
Prov_spec_desc	Varchar	20	Provider Specialty
Prov_address1	Varchar	35	Provider Address Line 1
Prov_address2	Varchar	50	Provider Address Line 2
Prov_city	Varchar	19	Providers City
Prov_zip	Varchar	5	Providers Zip Code
Prov_phone	Varchar	10	Provider Phone Number
Prov_fax	Varchar	10	Provider Fax Number

Analytics Minimum Data Elements

Analytics Minimum Data Elements

Authorizations Minimum Data Elements
Field Name	Field Type	Field Length	Comments
CompanyId	int		Company Id: 1 = MMM, 2 = PMC, 3 = PMC MediMax
AuthorizationNumber	nvarchar	15	Number used to identify the authorization.
AuthorizationLineNumber	int		Authorization line number
MemberId	nvarchar	15	Member Id
PlaceOfService	nvarchar	3	Identifies where the service took place.
RequestSpecialty	nvarchar	15	Request Provider’s specialty
Status	nvarchar	1	Authorization staus
ProcedureCode	nvarchar	15	Authorization procedure code
PHCode	nvarchar	1	P=Professional; H=Hospital
RequestedProvider	nvarchar	20	Request Provider id
AuthorizedPCP	nvarchar	20	Pcp provider id that authorize the procedure
RequestDate	datetime		Authorization request date
AuthorizedDate	datetime		Authorization authorize date
ExpirationDate	datetime		Authorization expiration date
AuthorizationCategory	nvarchar	20	Indicates or maps the procedure code from the authorization to a set of categories.
ProcedureModifierCode	nvarchar	2	Modifier for the Procedure code (if applicable)

Cases Minimum Data Elements
Field Name	Field Type	Field Length	Comments
CompanyId	int		1=MMM, 2=PMC, 3=PMC MediMax (PDP)
CaseNumber	nvarchar	20	Case number assigned by the payer.
HospitalId	Nvarchar	20	Hospital Id for the case.
CaseType	Nvarchar	15	Case type identifier, i.e. ER – Emergency room
AttendingProviderId	Nvarchar	20	Attending provider id
AdmittingProviderId	Nvarchar	20	Admitting provider id
MemberId	Nvarchar	20	Member id for the case.
Status	Nvarchar	1	Case status
PriorityCode	Nvarchar	1	Based on template provided by CompCare
OpenDate	Datetime		Date the case was open on the system.
CloseDate	Datetime		Date the case was closed on the system.
AdmitDate	Datetime		Admission date.
DischargeDate	Datetime		Admission discharge date
ApprovedDays	Int		Total days approved for admission.
PlatinoFlag	Bit		Indicates if the member is platino or not.
AdmittingDiagnostic	Nvarchar	10	Admissions diagnostic
DeniedDays	Int		Total denied days for the admission
AdmissionDays	Int		Total days for the admission
SNFFlag	Bit		Indicates if the case is for a SNF facility
TransferFlag	Bit		Indicates if the admission is marked as a transfer.
ReadmissionFlag	Bit		Indicates if the admission is a readmission.
ReadmissionSameDiagniosticFlag	Bit		Indicates if the admission is a readmission with the same diagnostic class.
ReadmissionCaseNumber	Nvarchar	20	Case number that triggers the readmission.

Analytics Minimum Data Elements

Case Management Minimum Data Requirements *To be Validated
Field Name	Field Type	Field Length	Comments
CaseManagementNumber	nvarchar	20
CompanyId	int		1=MMM, 2=PMC
MemberID	Nvarchar	15
Provider NPI	nvarchar	20
Provider Name	Nvarchar	100
ServiceDate	Datetime
Procedure Code	Nvarchar	15
Place Of Service	nvarchar	2
Diagnostic Code	Nvarchar	10
Units	Int

EXHIBIT J

Claims and Encounter Data

RESPONSIBILITIES AND SERVICE DESCRIPTIONS

CLAIMS PROCESSING

1.	Description of Delegated Claims Processing & Payment Activities. The Delegated Claims Processing and Payment Program functions shall include, but not be limited to, processing and payment of claims, denial of claims (where appropriate), and any other applicable claims processing and payment functions. CompCare shall follow claims payment guidelines approved by the MSO.

2.	Delegated Entity’s Report Requirements. CompCare is required to provide the following data to enable MSO and Health Plans to meet all regulatory requirements, currently in effect:
a.	Weekly Claims Inventory.
b.	Report demonstrating the number of processed claims on a monthly basis, in a format determined by MSO.
c.	Report demonstrating the average age of suspended claims, and a suspended claims summary.
d.	Report demonstrating the financial and procedural accuracy of claims processing and payment by CompCare Provider shall be provided to MSO on a monthly basis, in a format to determine by MSO.
e.	By June 1st of each year, a written evaluation of CompCare’s claims processing and payment program for the previous calendar year.
f.	Reports detailing encounter data, as further described in Exhibit I (Reporting Requirements).
g.	Claims Reports (shall be provided on a quarterly basis, in a format determined by MSO):
i.	Claims Aging Reports – Claims inventory aging including total amount submitted.
ii.	Claims Audit Reports – List audit trial of changes made to a claim.
iii.	Claims Staged for Payment – Creates a list of claims being held for payment because of some type of processing issues (i.e. contract issue, adjustment, etc.).
iv.	General Claim Summary – Summarizes all the financial information on claims and groups totals by total claims, paid claims, pended claims and other claims.
h.	Any other reports necessary to enable MSO and/or Health Plan to comply with Applicable Law requirements.

3.	Health Plan’s Oversight of Delegated Entity’s Claim Processing & Payment Program. MSO and Health Plans shall have the following oversight authority relating to the Delegated

Claims Processing and Payment Program, plus any additional oversight as required by Medicare Program Requirements or Applicable Law.

a.	Annual review and approval of CompCare’s Claim Processing Payment Program and Work Plan.
b.	Evaluation of the monthly claim processing and payment reports outlined in this Exhibit (which may be provided in connection with Quality Improvement Program reports).
c.	Conducting on-site audits of CompCare’s performance of the Claim Processing & Payment Program, with a written summary of audit results provided to CompCare and the applicable government agency upon request. This audit shall be conducted annually or more frequently as deemed necessary by Health Plan or MSO.
d.	Review and prospective acceptance of modifications to CompCare’s Claim Processing & Payment Program including advance review of any proposed modifications to applicable Policies and Procedures, relating to claims processing and payment, and modifications made by CompCare in order to comply with this Agreement.
e.	Oversight of implementation of corrective actions as described in this Agreement.
f.	If during the course of provision of services, CompCare sends a communication to any Member or Provider, CompCare must comply with all CMS and Health Plan requirements before sending any communication to Member or Provider.

Claims Payment and/or Claims Processing Functions and Responsibilities

Responsible Party (Check one)
Responsibility	MSO/ Health Plan	CompCare	Comments
[*]	[*]	[*]	[*]

EXHIBIT K

HIPAA BUSINESS ASSOCIATE EXHIBIT

This Business Associate Agreement (“Agreement”), effective                     , 2010, is entered into by and between MMM Holdings, Inc., and its corporate subsidiaries with its principal place of business at 350 Chardón Ave., Suite 500, San Juan, PR 00918 (“Covered Entity”) and                              (“Business Associate”).

RECITALS

WHEREAS, Business Associate has been engaged to provide certain services to Covered Entity, and, in connection with those services, Covered Entity may need to disclose to Business Associate, or Business Associate may need to create on Covered Entity’s behalf, certain Protected Health Information (as defined below) that is subject to protection under the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act, Public Law 111-005 (“HITECH Act”), and regulations promulgated thereunder by the U.S. Department of Health and Human Services to implement certain privacy and security provisions of HIPAA (the “HIPAA Regulations”), codified in 45 C.F.R. Parts 160 and 164; and

WHEREAS, pursuant to the HIPAA Regulations, all business associates of Covered Entity, as a condition of doing business with Covered Entity, must agree in writing to certain mandatory provisions regarding the privacy and security of PHI.

NOW THEREFORE, IN CONSIDERATION OF THE FOREGOING, and the mutual promises and covenants contain herein, Business Associate and Covered Entity agree as follows:

AGREEMENT

1.	Definitions.

Terms used, but not otherwise defined, in this Agreement shall have the same meaning as those terms in the HIPAA Regulations. Capitalized terms used, but not otherwise defined in this Agreement, shall have the meanings set forth in the HIPAA Regulations and the HITECH Act.

(a) “Breach” shall have the meaning given to such term at 42 U.S.C. § 17921, and shall include the unauthorized acquisition, access, use, or disclosure of PHI which compromises the security or privacy of such information.

(b) “Data Aggregation” shall have the meaning given to such phrase under the Privacy Rule, including, but not limited to, 45 C.F.R. § 164.501.

(c) “Designated Record Set” means a group of records maintained by or for Covered Entity that is (i) the medical records and billing records about individuals maintained by or for a covered health care provider, (ii) the enrollment, payment, claims adjudication, and case or medical management record systems maintained by or for a health plan, or (iii) used, in whole or in part, by or for Covered Entity to make decisions about individuals.

(d) “Electronic Protected Health Information” (“ePHI”) means individually identifiable health information that is transmitted by, or maintained in, electronic media.

(e) “Individual” has the same meaning as the term “individual” in 45 C.F.R. § 160.103 and shall include a person who qualifies as a personal representative in accordance with 45 C.F.R. § 164.502(g).

(f) “Privacy Rule” shall mean the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Part 160 and Part 164, Subparts A and E, as amended by the HITECH Act and as may otherwise be amended from time to time.

(g) “Protected Health Information” (“PHI”) has the same meaning as the term “protected health information” in 45 C.F.R. § 160.103, limited to the information created or received by Business Associate from, or on behalf of, Covered Entity. For purposes of this Agreement, PHI shall include ePHI.

(h) “Required By Law” shall have the same meaning as the phrase “required by law” in 45 C.F.R. § 164.103.

(i) “Secretary” means the Secretary of the U.S. Department of Health and Human Services or his/her designee.

(j) “Security Incident” means the attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations in an information system.

(k) “Security Rule” shall mean the HIPAA Regulation that is codified at 45 C.F.R. Part 160 and Part 164, Subparts A and C, as amended by the HITECH Act and as may otherwise be amended from time to time.

(l) “Unsecured PHI” shall mean PHI that is not secured through the use of a technology or methodology specified by the Secretary in guidance or as otherwise defined at 42 U.S.C. § 17932(h).

2.	Obligations and Activities of Business Associate.

(a) Specific Uses and Disclosures. Except as otherwise limited in this Agreement, Business Associate may use or disclose PHI to perform functions, activities, or services for, or on behalf of, Covered Entity, provided that such use or disclosure would not violate the HIPAA Regulations. Business Associate shall be directly responsible for full compliance with the relevant requirements of the Privacy Rule to the same extent as Covered Entity.

(b) Other Business Associates. As part of its providing functions, activities, and/or services to Covered Entity, Business Associate may disclose information, including PHI, to other business associates of Covered Entity and may use and disclose information, including PHI, received from other business associates of Covered Entity as if this information was received from, or originated with, Covered Entity.

(c) Permitted Uses and Disclosures. Business Associate agrees to not use or further disclose PHI other than as permitted or required by the Agreement or as Required By Law.

(d) Prohibited Uses and Disclosures. Business Associate shall not use or disclose PHI for fundraising or marketing purposes. Business Associate shall not disclose PHI to a health plan for payment or health care operations purposes if the patient has requested this special restriction, and has paid out of pocket in full for the health care item or service to which the PHI solely relates, in accordance with 42 U.S.C. § 17935(a). Business Associate shall not directly or indirectly receive remuneration in exchange for PHI, except with the prior written consent of Covered Entity and Individual and as permitted by 42 U.S.C. § 17935(d)(1) and (2); however, this prohibition shall not affect payment by Covered Entity to Business Associate for services provided pursuant to the Agreement.

(e) Safeguards for Protection of PHI. Business Associate agrees to use appropriate safeguards to prevent the use or disclosure of the PHI other than as provided for by this Agreement or as Required By Law. Business Associate agrees to implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of the ePHI that it creates, receives, maintains, or transmits on behalf of Covered Entity. Business Associate shall be directly responsible for full compliance with the policies and procedures and documentation requirements of the HIPAA Security Rule, including, but not limited to, 45 C.F.R. §§ 164.308, 164.310, 164.312, and 164.316.

(f) Reporting of Unauthorized Uses or Disclosures and Security Incidents. Business Associate agrees to report to Covered Entity in writing any access, use or disclosure of the PHI not provided for permitted by this Agreement and, any Security Incidents of which Business Associate (or Business Associate’s employee, office or agent) becomes aware.

(g) Reporting of Breach of Secured PHI. Business Associate agrees to report to Covered Entity any Breach of Unsecured PHI of which Business Associate (or Business Associate’s employee, office or agent) becomes aware without unreasonably delay and in no case later than thirty (30) calendar days after Business Associate knows of such Breach or should have known of such Breach, except where a law enforcement official determines that a notification would impede a criminal investigation or cause damage to national security. Business Associate’s notification to Covered Entity hereunder shall be in substantially the same form as Exhibit A hereto.

(h) Mitigation of Unauthorized Uses or Disclosures. Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of PHI by Business Associate or one of its agents or subcontractors in violation of the requirements of this Agreement.

(i) Agents and Subcontractors. Business Associate agrees to ensure that any agent, including a subcontractor, to whom it provides PHI received from, or created or received by Business Associate on behalf of, Covered Entity agrees in writing to the same restrictions and conditions that apply through this Agreement to Business Associate with respect to such PHI and implement the safeguards required by Section 2(e) above with respect to ePHI.

(j) Authorized Access to PHI. To the extent that Business Associate maintains PHI in a Designated Record Set and at the request of Covered Entity, Business Associate agrees to provide access to PHI in a Designated Record Set to Covered Entity or, as directed by Covered Entity, to an individual in order to meet the requirements under 45 C.F.R. § 164.524. If Business Associate maintains an Electronic Health Record, Business Associate shall provide such information in electronic format to enable Covered Entity to fulfill its obligations under the HITECH Act, including, but not limited to, 42 U.S.C. § 17935(e).

(k) Amendment of PHI. To the extent that Business Associate maintains PHI in a Designated Record Set, Business Associate agrees to make any amendment(s) to PHI in a Designated Record Set at the request of Covered Entity pursuant to 45 C.F.R. § 164.526.

(l) Secretary’s Right to Audit. Business Associate agrees to make its internal practices, books, and records relating to the use and disclosure of PHI received from, or created or received by Business Associate on behalf of, Covered Entity available to the Secretary for purposes of the Secretary determining Covered Entity’s and/or Business Associate’s compliance with the HIPAA Regulations. No attorney-client, or other legal privilege will be deemed to have been waived by Business Associate by virtue of this provision of the Agreement. Business Associate shall provide to Covered Entity a copy of any PHI that Business Associate provides to the Secretary concurrently with providing such PHI to the Secretary.

(m) Data Ownership. Business Associate acknowledges that Business Associate has no ownership rights with respect to PHI.

(n) Accounting for Uses and Disclosures. Within ten (10) days of written notice by Covered Entity to Business Associate of a request for an accounting of disclosures of PHI, Business Associate and its agents or subcontractors shall make available to Covered Entity the information required to provide an accounting of disclosures to enable Covered Entity to fulfill its obligations under the Privacy Rule and the HITECH Act, as determined by Covered Entity. To the extent that Covered Entity uses an Electronic Health Record, if, in response to a request by an Individual for an accounting of disclosures, the Covered Entity provides a list of its business associates and such list includes Business Associate, and Individual thereafter specifically requests an accounting of disclosures from Business Associate, Business Associate shall provide an accounting of disclosures to such Individual. Business Associate agrees to document disclosures of PHI and make available information related to such disclosures as would be required for Covered Entity to respond to a request by an individual for an accounting of disclosures of PHI in accordance with 45 C.F.R. § 164.528, and the HITECH Act, including but not limited to 42 U.S.C. § 17935(c))1, as determined by Covered Entity. Business Associate agrees to implement a process that allows for an accounting to be collected and maintained by Business Associates and its agents or subcontractors for at least six (6) years prior to the request. However, accounting of disclosures from an Electronic Health Record for treatment, payment or health care operations purposes are required to be collected and maintained for only three (3) years prior to the request, and only to the extent that Business Associate maintains an electronic health record and is subject to this requirement. At a minimum, the information collected and maintained shall include: (i) date of disclosure; (ii) name of the entity or person who received PHI and, if known, the address of the entity or person; (iii) a brief description of PHI disclosed; and (iv) a brief statement of purpose of the disclosure that reasonably informs the individual of the basis for the disclosure. Business Associate shall not disclose any PHI except as set forth in Section 2(a) above. The provisions of this Section 2(n) shall survive the termination of this Agreement.

(o) Management and Administrative Functions of Business Associate. Except as otherwise limited in this Agreement, Business Associate may use PHI (i) for the proper management and administration of Business Associate, (ii) to carry out the legal responsibilities of Business Associate, or (iii) for Data Aggregation purposes for the health care operations of Covered Entity. Business Associate may disclose PHI (i) for the proper management and administration of Business Associate, (ii) to carry out the legal responsibilities of Business Associate, (iii) as Required By Law, or (iv) for Data Aggregation purposes for the health care operations of Covered Entity. If Business Associate discloses PHI to a third party, Business Associate must obtain, prior to making any such disclosure, (i) reasonable written assurances from such third party that such PHI will be held as confidential as provided pursuant to this Agreement and only disclosed as Required By Law or for the purposes for which it was disclosed to such third party, and (ii) a written agreement from such third party to immediately notify Business Associate of any breaches of confidentiality of the PHI, to the extent it has obtained knowledge of such breach.

3.	Obligations of Covered Entity.

[1]	The provisions of 42 U.S.C. § 17935(c) become effective on the following dates: (i) for users of electronic health records as of January 1, 2009, this section shall apply to disclosures made by the Covered Entity on and after January 1, 2014; (ii) for covered entities that acquire an electronic health record after January 1, 2009, this section shall apply to disclosures made by the Covered Entity after the later of January 1, 2011 or the date it acquires an electronic health record.

(a) Notice of Privacy Practices. Covered Entity shall provide Business Associate with its Notice of Privacy Practices, as well as any changes to such notice.

(b) Revocation of Permitted Use or Disclosure of PHI. Covered Entity shall provide Business Associate with any changes in, or revocation of, permission by Individual to use or disclose PHI, if such changes affect Business Associate’s permitted or required uses and disclosures.

(c) Restrictions on Use of Disclosure of PHI. Covered Entity shall notify Business Associate of any restriction to the use or disclosure of PHI that Covered Entity has agreed to in accordance with 45 C.F.R. § 164.522.

(d) Requested Uses or Disclosures of PHI. Except for Data Aggregation or management and administrative activities of Business Associate, Covered Entity shall not request Business Associate to use or disclose PHI in any manner that would not be permissible under the HIPAA Regulations if done by Covered Entity.

4.	Term and Termination.

(a) Term. Except as otherwise provided herein, this Agreement shall continue until all of the PHI provided by Covered Entity to Business Associate, or created or received by Business Associate on behalf of Covered Entity, is destroyed or returned to Covered Entity.

(b) Termination Without Cause. Either party may terminate this Agreement without showing cause by the delivery of a written notice from the terminating party to the other party. Such termination is effective ten (10) business days from the date that the party receives such notice.

(c) Termination for Cause. Upon Covered Entity’s knowledge of a material breach by Business Associate, Covered Entity may inform Business Associate in writing of such breach and provide Business Associate an opportunity to cure the breach. If Business Associate does not cure the breach within a reasonable time, Covered Entity may terminate this Agreement upon written notice. Such termination is effective on the date that the Business Associate receives the termination notice from Covered Entity that states that Covered Entity wishes to terminate this Agreement under this provision and states the material term of this Agreement the Covered Entity believes has been violated by Business Associate.

(d) Judicial or Administrative Proceedings. Either party may terminate the Agreement, effective immediately, if (i) the other party is named as a defendant in a criminal proceeding for a violation of HIPAA, the HITECH Act, the HIPAA Regulations or other security or privacy laws or (ii) a finding or stipulation that the other party has violated any standard or requirement of HIPAA, the HITECH Act, the HIPAA Regulations or other security or privacy laws is made in any administrative or civil proceeding in which the party has been joined.

(e) Effect of Termination.

(1) Any termination and/or expiration of either this Agreement or any other agreements entered into by the parties will not affect the Covered Entity’s obligation to pay for legal services rendered and expenses and charges incurred before termination or expiration, as well as additional services and charges incurred in connection with an orderly transition.

(2) Except as provided in paragraph (3) of this section, upon termination of this Agreement, for any reason, Business Associate shall return or destroy all PHI received from Covered Entity, or created or received by Business Associate on behalf of Covered Entity. Business Associate shall certify in writing to Covered Entity that such PHI has been destroyed.

(3) In the event that Business Associate determines that returning or destroying the PHI is infeasible, Business Associate shall provide to Covered Entity notification of the conditions that make return or destruction infeasible. Business Associate shall extend the protections of this Agreement to such PHI and limit further uses and disclosures to those purposes that make the return or destruction of the PHI infeasible, for so long as Business Associate maintains such PHI.

5. Breach Pattern or Practice. If either party (the “Non-Breaching Party”) knows of a pattern of activity or practice of the other party (the “Breaching Party”) that constitutes a material breach or violation of the Breaching Party’s obligations under this Agreement, the Non-Breaching Party must take reasonable steps to cure the breach or end the violation. If the steps are unsuccessful, the Non-Breaching Party must terminate the Agreement if feasible, or if termination is not feasible, report the problem to the Secretary. The Non-Breaching Party shall provide written notice to the Breaching Party of any pattern of activity or practice of the Breaching Party that the Non-Breaching Party believes constitutes a material breach or violation of the Breaching Party’s obligations under this Agreement within five (5) days of discovery and shall meet with the Breaching Party’s Privacy Coordinator to discuss and attempt to resolve the problem as one of the reasonable steps to cure the breach or end the violation.

6. Disclaimer. Covered Entity makes no warranty or representation that compliance by Business Associate with this Agreement, HIPAA, the HITECH Act, or the HIPAA Regulations will be adequate or satisfactory for Business Associate’s own purposes. Business Associate is solely responsible for all decisions made by Business Associate regarding the safeguarding of PHI.

7. Indemnification. In the event of a breach by Business Associate of Section 2 et seq., Covered Entity shall be entitled to reimbursement and indemnification from Business Associate for Covered Entity’s expenses and costs that were reasonably incurred as a direct and/or proximate result of Business Associate’s breach. In addition, Covered Entity shall be entitled to reimbursement from Business Associate for all costs, including notice costs, related to a Breach of Unsecured PHI that is a direct and/or proximate result of Business Associate’s breach. The remedies contained in this Section 7 shall be in addition to (and not supersede) any action for damages and/or any other remedy Covered Entity may have for breach of any part of this Agreement. Miscellaneous.

(a) Amendment. Business Associate and Covered Entity agree to take such action as is necessary to amend this Agreement from time to time to enable Covered Entity to comply with the requirements of the HIPAA Regulations and the HITECH Act. This Agreement may not be modified, nor shall any provision hereof be waived or amended, except in a writing duly signed and agreed to by Business Associate and Covered Entity.

(b) Interpretation. The provisions of this Agreement shall be interpreted as broadly as necessary to implement and comply with HIPAA, the HIPAA Regulations, the HITECH Act, the Privacy Rule and the Security Rule. The parties agree that any ambiguity in this Agreement shall be resolved in favor of a meaning that complies and is consistent with HIPAA, the HIPAA Regulations, the HITECH Act, the Privacy Rule and the Security Rule.

(c) No Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than Business Associate and Covered Entity, and their respective successors or assigns, any rights, remedies, obligations, or liabilities whatsoever.

(d) Notices. Any notices to be given hereunder shall be made via U.S. Mail or express courier, or hand delivery to the respective address given below, and/or (other than for the delivery of fees) via facsimile to the facsimile telephone numbers listed below.

(e) Regulatory References. A reference in this Agreement to a section in the HIPAA Regulations or the HITECH Act means the section as in effect or as amended, and for which compliance is required.

(f) Subpoenas. In the event that Business Associate receives a subpoena or similar notice or request from any judicial, administrative or other party arising out of or in connection with this Agreement, including, but not limited to, any unauthorized use or disclosure of PHI, Business Associate shall promptly forward a copy of such subpoena, notice or request to Covered Entity and afford Covered Entity the opportunity to exercise any rights it may have under law.

(g) Survival. The respective rights and obligations of Business Associate under Section 4(e) of this Agreement (Effect of Termination) shall survive the termination of this Agreement.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico to the extent that the provisions of HIPAA, the HIPAA Regulations or the HITECH Act do not preempt the laws of the Commonwealth of Puerto Rico.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed in its name and on its behalf.

BUSINESS ASSOCIATE:	COVERED ENTITY:
MMM Holdings, Inc.

By:	By:

Print Name:	Print Name:

Print Title:	Print Title:

Date:	Date:

Exhibit L

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR A VALID EXEMPTION EXISTS WITH RESPECT THERETO, OR SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

WARRANT TO PURCHASE

SHARES OF COMMON STOCK

OF

COMPREHENSIVE CARE CORPORATION

Expires September 17, 2015

Number of Shares: 5,000,000

Date of Issuance: September 18, 2010

FOR VALUE RECEIVED, the undersigned, Comprehensive Care Corporation, a Delaware corporation (together with its successors and assigns, the “Issuer”), hereby certifies that MSO of Puerto Rico, Inc. is entitled to subscribe for and purchase, during the Term (as hereinafter defined), up to Five Million (5,000,000) shares (subject to adjustment as hereinafter provided) of the duly authorized, validly issued, fully paid and non-assessable Common Stock of the Issuer, par value $0.01 per share (the “Common Stock”), at an exercise price per share equal to the Warrant Price then in effect, subject, however, to the provisions and upon the terms and conditions hereinafter set forth.

1. Term. The term for this Warrant shall commence on September 18, 2010 and shall expire at 6:00 p.m., eastern time, on September 17, 2015 (such period being the “Term”).

2. Method of Exercise; Payment; Issuance of New Warrant; Transfer and Exchange.

(a) Time of Exercise. The purchase rights represented by this Warrant may be exercised in whole or in part during the Term beginning on the date of issuance hereof.

(b) Method of Exercise. The Holder hereof may exercise this Warrant, in whole or in part, by the surrender of this Warrant (with the exercise form attached hereto duly executed) at the principal office of the Issuer, and by the payment to the Issuer of an amount of consideration therefor equal to the Warrant Price in effect on the date of such exercise multiplied by the number of shares of Warrant Stock with respect to which this Warrant is then being exercised, payable at such Holder’s election by certified or official bank check or by wire transfer to an account designated by the Issuer, or through a dollar-for-dollar reduction in the face amount of debt securities of the Company held by such Holder, or any accrued interest due on such debt securities.

(c) Issuance of Stock Certificates. In the event of any exercise of this Warrant in accordance with and subject to the terms and conditions hereof, certificates for the shares of Warrant Stock so purchased shall be dated the date of such exercise and delivered to the Holder hereof within a reasonable time, not exceeding three (3) Trading Days after such exercise (the “Delivery Date”) or, at the request of the Holder, issued and delivered to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) within a reasonable time, not exceeding three (3) Trading Days after such exercise, and the Holder hereof shall be deemed for all purposes to be the holder of the shares of Warrant Stock so purchased as of the date of such exercise. Notwithstanding the foregoing to the contrary, the Issuer or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on a holder’s behalf via DWAC if such exercise is in connection with a sale and the Issuer and its transfer agent are participating in DTC through the DWAC system. The Holder shall deliver this original Warrant, or an indemnification undertaking with respect to such Warrant in the case of its loss, theft or destruction, at such time that this Warrant is fully exercised. With respect to partial exercises of this Warrant, the Issuer shall keep written records for the Holder of the number of shares of Warrant Stock exercised as of each date of exercise.

(e) Transferability of Warrant. Subject to Section 2(g) hereof, this Warrant may be transferred by a Holder, in whole or in part. If transferred pursuant to this paragraph, this Warrant may be transferred on the books of the Issuer by the Holder hereof in person or by duly authorized attorney, upon surrender of this Warrant at the principal office of the Issuer, properly endorsed (by the Holder executing an assignment in the form attached hereto) and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. This Warrant is exchangeable at the principal office of the Issuer for Warrants to purchase the same aggregate number of shares of Warrant Stock, each new Warrant to represent the right to purchase such number of shares of Warrant Stock as the Holder hereof shall designate at the time of such exchange. All Warrants issued on transfers or exchanges shall be dated the Original Issue Date and shall be identical with this Warrant except as to the number of shares of Warrant Stock issuable pursuant thereto.

(f) Continuing Rights of Holder. The Issuer will, at the time of or at any time after each exercise of this Warrant, upon the request of the Holder hereof, acknowledge in writing the extent, if any, of its continuing obligation to afford to such Holder all rights to which such Holder shall continue to be entitled after such exercise in accordance with the terms of this Warrant, provided that if any such Holder shall fail to make any such request, the failure shall not affect the continuing obligation of the Issuer to afford such rights to such Holder.

(g) Compliance with Securities Laws.

(i) The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the shares of Warrant Stock to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any shares of Warrant Stock to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws.

(ii) Except as provided in paragraph (iii) below, this Warrant and all certificates representing shares of Warrant Stock issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR A VALID EXEMPTION EXISTS WITH RESPECT THERETO, OR SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

(iii) The Issuer agrees to reissue this Warrant or certificates representing any of the Warrant Stock, without the legend set forth above if at such time, prior to making any transfer of any such securities, the Holder shall give written notice to the Issuer describing the manner and terms of such transfer. Such proposed transfer will not be effected until: (a) either (i) the Issuer has received an opinion of counsel reasonably satisfactory to the Issuer, to the effect that the registration of such securities under the Securities Act is not required in connection with such proposed transfer, (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Issuer with the Securities and Exchange Commission and has become effective under the Securities Act, (iii) the Issuer has received other evidence reasonably satisfactory to the Issuer that such registration and qualification under the Securities Act and state securities laws are not required, or (iv) the Holder provides the Issuer with reasonable assurances that such security can be sold pursuant to Rule 144 under the Securities Act; and (b) either (i) the Issuer has received an opinion of counsel reasonably satisfactory to the Issuer, to the effect that registration or qualification under the securities or “blue sky” laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or “blue sky” laws has been effected or a valid exemption exists with respect thereto. The Issuer will respond to any such notice from a holder within three (3) Trading Days. In the case of any proposed transfer under this Section 2(g), the Issuer will use reasonable efforts to comply with any such applicable state securities or “blue sky” laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified, (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject, or (z) to comply with state securities or “blue sky” laws of any state for which registration by coordination is unavailable to the Issuer. The restrictions on transfer contained in this Section 2(g) shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Warrant. Whenever a certificate representing the Warrant Stock is required to be issued to a the Holder without a legend, in lieu of delivering physical certificates representing the Warrant Stock, the Issuer shall cause its transfer agent to electronically transmit the Warrant Stock to the Holder by crediting the account of the Holder’s Prime Broker with DTC through its DWAC system (to the extent not inconsistent with any provisions of this Warrant).

(h) Accredited Investor Status. In no event may the Holder exercise this Warrant in whole or in part unless the Holder is an “accredited investor” as defined in Regulation D under the Securities Act.

(i) No Mandatory Redemption. This Warrant may not be called or redeemed by the Issuer without the written consent of the Holder.

3. Stock Fully Paid; Reservation and Listing of Shares; Covenants.

(a) Stock Fully Paid. The Issuer represents, warrants, covenants and agrees that all shares of Warrant Stock which may be issued upon the exercise of this Warrant or otherwise hereunder will, when issued in accordance with the terms of this Warrant, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by or through the Issuer. The Issuer further covenants and agrees that during the period within which this Warrant may be exercised, the Issuer will at all times have authorized and reserved for the purpose of the issuance upon exercise of this Warrant a number of authorized but unissued shares of Common Stock equal to at least one hundred percent (100%) of the number of shares of Common Stock issuable upon exercise of this Warrant without regard to any limitations on exercise.

(b) Reservation. If any shares of Common Stock required to be reserved for issuance upon exercise of this Warrant or as otherwise provided hereunder require registration or qualification with any Governmental Authority under any federal or state law before such shares may be so issued, the Issuer will in good faith use its best efforts as expeditiously as possible at its expense to cause such shares to be duly registered or qualified. If the Issuer shall list any shares of Common Stock on any securities exchange or market it will, at its expense, list thereon, and maintain and increase when necessary such listing, of, all shares of Warrant Stock from time to time issued upon exercise of this Warrant or as otherwise provided hereunder (provided that such Warrant Stock has been registered pursuant to a registration statement under the Securities Act then in effect), and, to the extent permissible under the applicable securities exchange rules, all unissued shares of Warrant Stock which are at any time issuable hereunder, so long as any shares of Common Stock shall be so listed. The Issuer will also so list on each securities exchange or market, and will maintain such listing of, any other securities which the Holder of this Warrant shall be entitled to receive upon the exercise of this Warrant if at the time any securities of the same class shall be listed on such securities exchange or market by the Issuer.

(c) Loss, Theft, Destruction of Warrants. Upon receipt of evidence satisfactory to the Issuer of the ownership of and the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security satisfactory to the Issuer or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Issuer will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same number of shares of Common Stock.

(d) Payment of Taxes. The Issuer will pay any documentary stamp taxes attributable to the initial issuance of the Warrant Stock issuable upon exercise of this Warrant; provided, however, that the Issuer shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates representing Warrant Stock in a name other than that of the Holder in respect to which such shares are issued.

4. Adjustment of Warrant Price and Number of Shares Issuable Upon Exercise. The Warrant Price and the number of shares of Warrant Stock that may be purchased upon exercise of this Warrant shall be subject to adjustment from time to time as set forth in this Section 4. Upon each adjustment of the Warrant Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Warrant Price resulting from such adjustment, the number of shares of Common Stock obtained by multiplying the Warrant Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Warrant Price resulting from such adjustment.

(a) Adjustment Due to Dividends, Stock Splits, Etc. If, at any time on or after the Original Issuance Date, the number of outstanding shares of Common Stock is increased by a (i) dividend payable in any kind of shares of capital stock of the Corporation, (ii) stock split, (iii) combination, (iv) reclassification or (v) other similar event, the Conversion Price shall be proportionately reduced by multiplying the Warrant Price by a fraction of which the numerator shall be the number of outstanding shares of Common Stock immediately before such event and of which the denominator shall be the number of outstanding shares of Common Stock immediately after such event, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased by multiplying the Warrant Price by a fraction of which the numerator shall be the number of outstanding shares of Common Stock immediately before such event and of which the denominator shall be the number of outstanding shares of Common Stock immediately after such event. In such event, the Issuer shall notify the Corporation’s Transfer Agent of such change on or before the effective date thereof.

(b) Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Original Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock, (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation, (iv) any share exchange or tender offer pursuant to which all of the outstanding shares of Common Stock are effectively converted into other securities or property; or (v) any distribution of the Corporation’s assets to holders of the Common Stock as a liquidation or partial liquidation dividend or by way of return of capital (each of (i) - (v) above being a “Corporate Change”), and, if such Corporate Change is not a Liquidation Event pursuant to the terms of Paragraph 5, then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Corporate Change if it had been, immediately prior to such Corporate Change, the holder of the number of shares of Warrant Stock then issuable upon exercise in full of this Warrant, and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Holder) shall be made with respect to the rights and interests of the Holder to the end that the economic value of the Warrant Stock is in no way diminished by such Corporate Change and that the provisions hereof including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Issuer, an immediate adjustment of the Warrant Price so that the Warrant Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity’s common stock that existed immediately prior to such Corporate Change and the value of the Common Stock immediately prior to such Corporate Change. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Corporate Change, then the Holder shall be given the same choice as to the consideration it receives upon any exercise of this Warrant following such Corporate Change.

(c) Adjustment Due to Dilutive Issuances. Except for any Qualified Issuance (as hereinafter defined), if at any time the Issuer shall offer, issue or agree to issue any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding at any time prior to the Issuance Date) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Warrant Price then in effect, then, for each such occasion, the Warrant Price shall be adjusted to equal such other lower price per share. For purposes of this Section “Qualified Issuance” shall mean (i) the grant, issuance or exercise of any convertible securities pursuant to a qualified or non-qualified stock option plan of the Issuer or any other bona fide employee benefit plan or incentive arrangement, adopted or approved by the Board and approved by the Issuer’s shareholders, as may be amended from time to time, (ii) the grant, issuance or exercise of any convertible securities in connection with the hire or retention of any officer, director or key employee of the Issuer or any consultant, provided such grant is approved by the Board, or (iii) the issuance of any shares of Common Stock pursuant to the grant or exercise of convertible securities outstanding as of the date hereof (exclusive of any subsequent amendments thereto).

(d) Other Adjustments. If the Issuer takes any action affecting the Common Stock after the date hereof that would be covered by this Section 4, but for the manner in which such action is taken or structured, and such action would in any way diminish the value of the Warrant or Warrant Stock, then the Warrant Price shall be adjusted in such manner as the Board shall in good faith determine to be equitable under the circumstances.

(e) Purchase Rights. In addition to any adjustments pursuant to subsections (a)-(d) above, if at any time the Issuer grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of common stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the proportionate number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

5. Notice of Adjustments. Whenever the Warrant Price or Warrant Share Number shall be adjusted pursuant to Section 4 hereof (for purposes of this Section 5, each an “adjustment”), the Issuer shall cause its Chief Financial Officer to prepare and execute a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Warrant Price and Warrant Share Number after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder of this Warrant promptly after each adjustment. Any dispute between the Issuer and the Holder of this Warrant with respect to the matters set forth in such certificate may at the option of the Holder of this Warrant be submitted to a national or regional accounting firm reasonably acceptable to the Issuer and the Holder, provided that the Issuer shall have ten (10) days after receipt of notice from such Holder of its selection of such firm to object thereto, in which case such Holder shall select another such firm and the Issuer shall have no such right of objection. The firm selected by the Holder of this Warrant as provided in the preceding sentence shall be instructed to deliver a written opinion as to such matters to the Issuer and such Holder within thirty (30) days after submission to it of such dispute. Such opinion shall be final and binding on the parties hereto. The costs and expenses of the initial accounting firm shall be paid equally by the Issuer and the Holder and, in the case of an objection by the Issuer, the costs and expenses of the subsequent accounting firm shall be paid in full by the Issuer.

6. Fractional Shares. No fractional shares of Warrant Stock will be issued in connection with any exercise hereof, but in lieu of such fractional shares, the Issuer shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.

7. Definitions. For the purposes of this Warrant, the following terms have the following meanings:

“Additional Shares of Common Stock” means all shares of Common Stock issued by the Issuer after the Original Issue Date, and all shares of Other Common, if any, issued by the Issuer after the Original Issue Date, except for those issued in a Permitted Financing.

“Board” shall mean the Board of Directors of the Issuer.

“Capital Stock” means and includes (i) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including, without limitation, shares of preferred or preference stock, (ii) all partnership interests (whether general or limited) in any Person which is a partnership, (iii) all membership interests or limited liability company interests in any limited liability company, and (iv) all equity or ownership interests in any Person of any other type.

“Certificate of Incorporation” means the Certificate of Incorporation of the Issuer as in effect on the Original Issue Date, and as hereafter from time to time amended, modified, supplemented or restated in accordance with the terms hereof and thereof and pursuant to applicable law.

“Common Stock” means the Common Stock, $0.01 par value per share, of the Issuer and any other Capital Stock into which such stock may hereafter be changed.

“Governmental Authority” means any governmental, regulatory or self-regulatory entity, department, body, official, authority, commission, board, agency or instrumentality, whether federal, state or local, and whether domestic or foreign.

“Holders” mean the Persons who shall from time to time own any Warrant. The term “Holder” means one of the Holders.

“Independent Appraiser” means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Issuer) that is regularly engaged in the business of appraising the Capital Stock or assets of corporations or other entities as going concerns, and which is not affiliated with either the Issuer or the Holder of any Warrant.

“Issuer” means Comprehensive Care Corporation, a Delaware corporation, and its successors.

“Original Issue Date” means September 18, 2010.

“OTC Bulletin Board” means the over-the-counter electronic bulletin board.

“Other Common” means any other Capital Stock of the Issuer of any class which shall be authorized at any time after the date of this Warrant (other than Common Stock)

and which shall have the right to participate in the distribution of earnings and assets of the Issuer without limitation as to amount.

“Outstanding Common Stock” means, at any given time, the aggregate amount of outstanding shares of Common Stock, assuming full exercise, conversion or exchange (as applicable) of all options, warrants and other Securities which are convertible into or exercisable or exchangeable for, and any right to subscribe for, shares of Common Stock that are outstanding at such time.

“Person” means an individual, corporation, limited liability company, partnership, joint stock company, trust, unincorporated organization, joint venture, Governmental Authority or other entity of whatever nature.

“Securities” means any debt or equity securities of the Issuer, whether now or hereafter authorized, any instrument convertible into or exchangeable for Securities or a Security, and any option, warrant or other right to purchase or acquire any Security. “Security” means one of the Securities.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute then in effect.

“Subsidiary” means any corporation at least 50% of whose outstanding Voting Stock shall at the time be owned directly or indirectly by the Issuer or by one or more of its Subsidiaries, or by the Issuer and one or more of its Subsidiaries.

“Term” has the meaning specified in Section 1 hereof.

“Trading Day” means (a) a day on which the Common Stock is traded on the OTC Bulletin Board, or (b) if the Common Stock is not traded on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Voting Stock” means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the Board of Directors (or other governing body) of such corporation, other than Capital Stock having such power only by reason of the happening of a contingency.

“Warrants” means the Warrants issued pursuant to this Warrant, without limitation, and any other warrants of like tenor issued in substitution or exchange for any thereof pursuant to the provisions of Section 2(c), 2(d) or 2(e) hereof or of any of such other Warrants.

“Warrant Price” initially means $0.25, as such price may be adjusted from time to time as shall result from the adjustments specified in this Warrant, including Section 4 hereto.

“Warrant Share Number” means at any time the aggregate number of shares of Warrant Stock which may at such time be purchased upon exercise of this Warrant, after giving effect to all prior adjustments and increases to such number made or required to be made under the terms hereof.

“Warrant Stock” means Common Stock issuable upon exercise of any Warrant or Warrants or otherwise issuable pursuant to any Warrant or Warrants.

8. Other Notices. In case at any time:

(a) the Issuer shall make any distributions to the holders of Common Stock; or

(b) the Issuer shall authorize the granting to all holders of its Common Stock of rights to subscribe for or purchase any shares of Capital Stock of any class or other rights; or

(c) there shall be any reclassification of the Capital Stock of the Issuer; or

(d) there shall be any capital reorganization by the Issuer; or

(e) there shall be any (i) consolidation or merger involving the Issuer or (ii) sale, transfer or other disposition of all or substantially all of the Issuer’s property, assets or business (except a merger or other reorganization in which the Issuer shall be the surviving corporation and its shares of Capital Stock shall continue to be outstanding and unchanged and except a consolidation, merger, sale, transfer or other disposition involving a wholly-owned subsidiary); or

(f) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Issuer or any partial liquidation of the Issuer or distribution to holders of Common Stock;

then, in each of such cases, the Issuer shall give written notice to the Holder of the date on which (i) the books of the Issuer shall close or a record shall be taken for such dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up, as the case may be, shall take place. Such notice also shall specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their certificates for Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up, as the case may be. Such notice shall be given at least twenty (20) days prior to the action in question and not less than ten (10) days prior to the record date or the date on which the Issuer’s transfer books are closed in respect thereto. This Warrant entitles the Holder to receive copies of all financial and other information distributed or required to be distributed to the holders of the Common Stock.

9. Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Issuer and the Holder; provided, however, that no such amendment or waiver shall reduce the Warrant Share Number, increase the Warrant Price, shorten the period during which this Warrant may be exercised or modify any provision of this Section 9 without the consent of the Holder of this Warrant. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of this Warrant unless the same consideration is also offered to all holders of the Warrants.

10. Governing Law; Jurisdiction. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Warrant shall not be interpreted or construed with any presumption against the party causing this Warrant to be drafted. The Issuer and the Holder agree that venue for any dispute arising under this Warrant will lie exclusively in the state or federal courts located in Hillsborough County, Florida, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that Florida is not the proper venue. The Issuer and the Holder irrevocably consent to personal jurisdiction in the state and federal courts of the state of Florida. The Issuer and the Holder consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 10 shall affect or limit any right to serve process in any other manner permitted by law. The Issuer agrees to pay all costs and expenses of enforcement of this Warrant, including, without limitation, reasonable attorneys’ fees and expenses. The parties hereby waive all rights to a trial by jury.

11. Notices. All notices, requests, consents or other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed first class postage prepaid, registered or certified mail, to the following address:

In the case of the Issuer:

Joe Crisafi, Chief Financial Officer

Comprehensive Care Corporation

3405 W. Martin Luther King Jr. Blvd, Suite 101

Tampa, FL 33607

In the case of the Holder, to such Holder c/o:

MSO of Puerto Rico, Inc.

350 Avenida Chardon

Suite 500, Torre Chardon

San Juan, Puerto Rico

Such notices and other communications shall, for all purposes of this Agreement, be treated as being effective upon being delivered personally or, if sent by mail, five days after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed as set forth above, and postage prepaid. Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

12. Remedies. The Issuer stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Issuer in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

13. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Issuer, the Holder hereof and (to the extent provided herein) the Holders of Warrant Stock issued pursuant hereto, and shall be enforceable by any such Holder or Holder of Warrant Stock.

14. Modification and Severability. If, in any action before any court or agency legally empowered to enforce any provision contained herein, any provision hereof is found to be unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency. If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Warrant, but this Warrant shall be construed as if such unenforceable provision had never been contained herein.

15. Headings. The headings of the Sections of this Warrant are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Issuer has executed this Warrant as of the day and year first above written.

COMPREHENSIVE CARE CORPORATION

By:
Name: Clark Marcus Title: Chairman and Co-Chief Executive Officer

APPENDIX A

WARRANT EXERCISE FORM

COMPREHENSIVE CARE CORPORATION

The undersigned                     , pursuant to the provisions of the within Warrant, hereby elects to purchase              shares of Common Stock, par value $0.01 per share, of Comprehensive Care Corporation covered by the within Warrant.

Dated:	Signature
Address

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the date of Exercise:

The undersigned is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended.

The Holder shall pay the sum of $             by certified or official bank check (or via wire transfer) to the Issuer, or shall otherwise tender consideration in accordance with the terms of the Warrant.

ASSIGNMENT

FOR VALUE RECEIVED,                      hereby sells, assigns and transfers unto                      the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint                     , attorney, to transfer the said Warrant on the books of the within named corporation.

Dated:	Signature
Address

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED,                      hereby sells, assigns and transfers unto                      the right to purchase              shares of Warrant Stock evidenced by the within Warrant together with all rights therein, and does irrevocably constitute and appoint                     , attorney, to transfer that part of the said Warrant on the books of the within named corporation.

Dated:	Signature
Address

FOR USE BY THE ISSUER ONLY:

This Warrant No. W-         canceled (or transferred or exchanged) this      day of                     ,         , shares of Common Stock issued therefor in the name of                     , Warrant No. W-        issued for              shares of Common Stock in the name of                     .